     As filed with the Securities and Exchange Commission on April 25, 1995
                                                     Registration No. 033-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                        -------------------------------
                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                         6711                 41-0449260
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------
             Stanley S. Stroup
Executive Vice President and General Counsel              Copy to :
            Norwest Corporation                      H. Bernt von Ohlen
              Norwest Center                         Norwest Corporation
            Sixth and Marquette                        Norwest Center
     Minneapolis, Minnesota  55479-1026              Sixth and Marquette
               612-667-8858                   Minneapolis, Minnesota 55479-1026
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
                               __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
       Title of Securities            Amount     Proposed Maximum   Proposed Maximum     Amount of
              to Be                    to Be      Offering Price        Aggregate       Registration
            Registered              Registered      Per Share        Offering Price         Fee
- ----------------------------------------------------------------------------------------------------
Common Stock                         193,000           N/A          $2,762,574.00(3)      $952.61
(par value $1 2/3 per share) (1)    Shares (2)
====================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, as of December 31, 1994, of all shares of common stock to be acquired by the registrant in the transaction described herein.

                           __________________________

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


    Form S-4 Item                             Prospectus Heading
    -------------                             ------------------
 1. Forepart of Registration Statement        Outside Front Cover Page
    and Outside Front Cover Page of
    Prospectus

 2. Inside Front and Outside Back Cover       Available Information;
    Pages of Prospectus                       Incorporation of Certain
                                              Documents by Reference;
                                              Table of Contents

 3. Risk Factors, Ratio of Earnings to Fixed  Summary Information
    Charges, and Other Information

 4. Terms of the Transaction                  The Consolidation

 5. Pro Forma Financial Information           *

 6. Material Contracts with the Company       The Consolidation
    Being Acquired

 7. Additional Information Required for       *
    Reoffering by Persons and Parties
    Deemed to be Underwriters

 8. Interests of Named Experts and Counsel    Legal Opinion

 9. Disclosure of Commission Position on      *
    Indemnification for Securities Act
    Liabilities

10. Information with Respect to S-3           Summary; Certain Regulatory
    Registrants                               Considerations

11. Incorporation of Certain Information      Incorporation of Certain
    by Reference                              Documents by Reference;
                                              Management of Norwest
                                              and Additional Information

12. Information with Respect to S-2 or        *
    S-3 Registrants

                              NORWEST CORPORATION

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


    Form S-4 Item                             Prospectus Heading
    -------------                             ------------------
13. Incorporation of Certain Information      *
    by Reference

14. Information with Respect to               *
    Registrants Other Than S-2 or S-3
    Registrants

15. Information with Respect to S-3           *
    Companies

16. Information with Respect to               *
    S-2 or S-3 Companies

17. Information with Respect to Companies     Summary Information--Selected
    Other Than S-2 or S-3 Companies           Financial Data; Summary
                                              Information--Comparative Unaudited
                                              Per Share Data; Information
                                              About the Bank

18. Information If Proxies, Consents,         Meeting Information; The
    or Authorizations Are to Be Solicited     Consolidation--Rights of
                                              Dissenting Bank Shareholders

19. Information If Proxies, Consents, or      *
    Authorizations Are Not to Be Solicited
    in an Exchange Offer

- ---------------------------

*Item is omitted because answer is negative or item is inapplicable.

                         First American National Bank
                            2990 North Dobson Road
                           Chandler, Arizona  85224


                                                            April __, 1995

  Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders of First American National Bank (the "Bank") to be held at the Bank, 1098 North Arizona Avenue, Chandler, Arizona, on __________, May ___, 1995, at 10:00 a.m., local time. At the Special Meeting you will be asked to consider and vote on the approval of a proposed reorganization whereby a national banking association which is a wholly owned subsidiary of Norwest Corporation ("Norwest") will be consolidated with the Bank (the "Consolidation") pursuant to the Agreement and Plan of Reorganization, dated as of November 21, 1994, between the Bank and Norwest (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement").

    Under the terms of the Consolidation Agreement, the Consolidation will result in the conversion of each share of the Bank's Common Stock outstanding immediately prior to the time the Consolidation becomes effective into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Consolidation Agreement, as described in the accompanying Proxy Statement-Prospectus for the Special Meeting.

    The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Consolidation. You are urged to read the Proxy Statement-Prospectus carefully.

    The Board of Directors has approved the Consolidation Agreement as being in the best interest of the Bank's shareholders and recommends that you vote in favor of the Consolidation. In making this recommendation, the Board of Directors has considered numerous factors including the consideration offered by Norwest and the structure of the proposed Consolidation, which is designed to enhance the value of the investment of the Bank's shareholders and to be tax-free for federal income tax purposes to the Bank's shareholders receiving Norwest Common Stock. Frazer, Ryan, Goldberg & Hunter, L.L.P., special tax counsel for the Bank, is providing its opinion to the Board of Directors that the Consolidation will be treated as a tax-free reorganization for federal income tax purposes. HOWEVER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, AND ANY APPLICABLE FOREIGN, STATE, AND LOCAL, INCOME TAX CONSEQUENCES TO YOU OF THE CONSOLIDATION.

    In order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
  If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                    Eugene Hickey
                                    Chairman of the Board

                          FIRST AMERICAN NATIONAL BANK
                             2990 NORTH DOBSON ROAD
                            CHANDLER, ARIZONA  85224
                 ----------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                ON MAY ___, 1995

                 ---------------------------------------------

      A Special Meeting of Shareholders of First American National Bank (the "Bank"), a national banking association, will be held at the Bank, 1098 North Arizona Avenue, Chandler, Arizona, on __________, May ___, 1995, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of November 21, 1994, (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement") between the Bank and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly owned banking subsidiary of Norwest would be consolidated with the Bank (the "Consolidation"), under the charter of the Bank, and each outstanding share of common stock, par value $2.50 per share, of the Bank ("Bank Common Stock") would be converted into a number of shares of common stock, par value $1 2/3 per share, of Norwest determined in accordance with the provisions of the Consolidation Agreement; and to authorize such further action by the Board of Directors and proper officers of the Bank as may be necessary or appropriate to carry out the intent and purposes of the Consolidation.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record on the books of the Bank at the close of business on April __, 1995, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

      Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                    By Order of the Board of Directors


                                    Gene W. Chandler
                                    Vice President and Cashier

  April __, 1995

  HOLDERS OF BANK COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                                PROXY STATEMENT
                                       OF
                          FIRST AMERICAN NATIONAL BANK
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY ___, 1995

                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION

                                  COMMON STOCK


      This Prospectus of Norwest Corporation ("Norwest") relates to up to 193,000 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") issuable to the shareholders of First American National Bank (the "Bank") upon consummation of the consolidation (the "Consolidation") of a wholly owned banking subsidiary of Norwest with the Bank, pursuant to the terms of the Agreement and Plan of Reorganization between the Bank and Norwest, dated as of November 21, 1994 (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement"). The Consolidation Agreement is set forth in Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein.

      This Prospectus also serves as the Proxy Statement of the Bank for a special meeting of shareholders to be held on May ___, 1995 (the "Special Meeting").

      Upon consummation of the Consolidation, except as described herein, each outstanding share of common stock, par value $2.50 per share, of the Bank ("Bank Common Stock"), except shares with respect to which statutory dissenters' rights have been exercised and not forfeited, will be converted into a number of shares of Norwest Common Stock determined in accordance with the terms of the Consolidation Agreement. For a more complete description of the Consolidation Agreement and the terms of the Consolidation, see "THE CONSOLIDATION."

      This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of the Bank on or about April __, 1995.

                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

        The date of this Proxy Statement-Prospectus is April __, 1995.

                             AVAILABLE INFORMATION

      Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

      Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

      This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby.


                             ---------------------



  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR THE BANK SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY __, 1995.

      The following documents filed with the Commission by Norwest (File No. 1-
  2979) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

      1. Norwest's Annual Report on Form 10-K for the year ended December 31, 1994; and

      2. Norwest's Current Reports on Form 8-K dated January 9, 1995, January 27, 1995, February 17, 1995, and April 21, 1995.

      All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
  AVAILABLE INFORMATION........................................................     2

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................     3

  SUMMARY......................................................................     6
      The Companies............................................................     6
      Terms of the Consolidation...............................................     7
      The Special Meeting and Vote Required....................................     7
      Reasons for the Consolidation; Recommendation of the Board of Directors
        of the Bank............................................................     8
      Effective Date and Time of the Consolidation.............................     8
      Conditions and Termination...............................................     8
      Accounting Treatment.....................................................     9
      Regulatory Approvals.....................................................     9
      Management and Operations After the Consolidation........................     9
      Interests of Certain Persons in the Consolidation........................     9
      Rights of Dissenting Bank Shareholders...................................     9
      Certain Federal Income Tax Consequences..................................     9
      Markets and Market Prices................................................    10
      Certain Differences in Rights of Shareholders............................    10
      Comparative Unaudited Per Share Data.....................................    11
      Selected Financial Data..................................................    13

  MEETING INFORMATION..........................................................    17
      General..................................................................    17
      Date, Place, and Time....................................................    17
      Record Date; Vote Required...............................................    17
      Principal Shareholders and Security Ownership of Management..............    18
      Voting and Revocation of Proxies.........................................    19
      Solicitation of Proxies..................................................    20

  THE CONSOLIDATION............................................................    21
      Background of and Reasons for the Consolidation..........................    21
      Terms of the Consolidation...............................................    21
      Effective Date and Time of the Consolidation.............................    22
      Surrender of Certificates................................................    22
      Conditions to the Consolidation..........................................    23
      Regulatory Approvals.....................................................    24
      Business Pending the Consolidation.......................................    25
      Certain Covenants........................................................    25
      Waiver, Amendment, and Termination.......................................    26
      Management and Operations After the Consolidation........................    26
      Interests of Certain Persons in the Consolidation........................    26
      Certain Differences in Rights of Shareholders............................    27
      Rights of Dissenting Bank Shareholders...................................    31
      Certain Federal Income Tax Consequences..................................    32
      Resale of Norwest Common Stock...........................................    33
      Stock Exchange Listing...................................................    33
      Dividend Reinvestment and Optional Cash Payment Plan.....................    34


      Accounting Treatment.....................................................    34
      Expenses.................................................................    34

  INFORMATION ABOUT THE BANK...................................................    35
      Business and Property of the Bank........................................    35
      Environmental Protection Considerations..................................    36
      Market Prices and Dividends..............................................    36
      Management's Discussion and Analysis of Financial Condition and Results
        of Operations..........................................................    37

  CERTAIN REGULATORY CONSIDERATIONS............................................    52
      General..................................................................    52
      Dividend Restrictions....................................................    52
      Holding Company Structure................................................    52
      Capital Requirements.....................................................    53
      Federal Deposit Insurance Corporation Improvement Act of 1991............    54
      FDIC Insurance...........................................................    55

  EXPERTS......................................................................    57

  LEGAL OPINION................................................................    57

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION.............................    57

  FINANCIAL STATEMENTS OF THE BANK.............................................   F-1

  APPENDIX A  RESTATED AGREEMENT AND PLAN OF REORGANIZATION, AND FORM OF
              AGREEMENT AND PLAN OF CONSOLIDATION

  APPENDIX B  UNITED STATES CODE, TITLE 12, SECTION 215

  APPENDIX C  BANKING CIRCULAR 259

                                    SUMMARY

  The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and the "Bank" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning the Bank included in this Proxy Statement-Prospectus has been furnished by the Bank to Norwest for incorporation herein.

  THE COMPANIES

       NORWEST CORPORATION

       Norwest Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses related to banking, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

       At December 31, 1994, Norwest had consolidated total assets of $59.3 billion, total deposits of $36.4 billion, and total stockholders' equity of $3.8 billion. Based on total assets at December 31, 1994, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including the Bank, having aggregate total assets at December 31, 1994, of $4.4 billion. Certain of these acquisitions were consummated subsequent to December 31, 1994, and the others remain subject to regulatory approval and are expected to be completed by the end of the third quarter of 1995. None of these acquisitions are significant for the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, in Minneapolis, Minnesota, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       FIRST AMERICAN NATIONAL BANK

       The Bank is a national bank headquartered in Chandler, Arizona, that provides retail and commercial banking services to its customers through three banking facilities located at 2990 North Dobson Road, Chandler, Arizona, 1098 North Arizona Avenue, Chandler, Arizona, and 2030 East Baseline Road, Mesa, Arizona. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. At December 31, 1994, the Bank had total assets of $40.9 million, deposits of $37.9 million, and stockholders' equity of $2.8 million. The Bank was initially chartered as a state bank in Arizona in 1965 and was chartered as a national bank in 1971.

       The Bank provides a wide range of banking services for its retail and commercial customers, including real estate loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, home improvement and other personal loans, NOW checking, and savings and time accounts. The Bank provides 24-hour access to routine banking services through Plus System network automated teller machines located throughout Arizona and the United States.

       The Bank's headquarters are located at 2990 North Dobson Road in Chandler, Arizona, and the Bank's phone number is (602) 899-5828. See "INFORMATION ABOUT THE BANK."

  TERMS OF THE CONSOLIDATION

       The Consolidation Agreement provides for the consolidation of a wholly owned banking subsidiary of Norwest with the Bank, under the charter of the Bank. Upon consummation of the Consolidation, the outstanding shares of Bank Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Consolidation Agreement. As provided in the Consolidation Agreement, the exact number of shares of Norwest Common Stock into which each share of Bank Common Stock will be converted will be determined using a conversion factor calculated by dividing 193,000 by the number of shares of Bank Common Stock outstanding immediately prior to the Consolidation. See "THE CONSOLIDATION-- Terms of the Consolidation."

  THE SPECIAL MEETING AND VOTE REQUIRED

       THE SPECIAL MEETING

       The Special Meeting of Shareholders of the Bank to consider and vote on the Consolidation will be held on _______, May ___, 1995, at 10:00 a.m., local time, at 1098 North Arizona Avenue, Chandler, Arizona. Only holders of record of Bank Common Stock at the close of business on April __, 1995, will be entitled to notice of and to vote at the Special Meeting. At such date, there were 113,596 shares of Bank Common Stock outstanding. Each share of Bank Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       VOTE REQUIRED

      Approval of the Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. See "MEETING INFORMATION--Record Date; Vote Required."

       As of the record date for the Special Meeting, directors and officers of the Bank owned beneficially or controlled the voting of 32,879, or 28.94%, of the shares of Bank Common Stock outstanding on that date. The Bank's directors and officers have informed the Bank that they intend to vote all of their shares in favor of the Consolidation. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bank Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION--Principal Shareholders and Security Ownership of Management."

  REASONS FOR THE CONSOLIDATION; RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE BANK

       The Board of Directors of the Bank has concluded that the Consolidation is in the best interest of the holders of Bank Common Stock, who will receive, in a tax-free exchange, stock of a much larger and more diversified enterprise that is actively traded on national stock exchanges. In addition to the greater liquidity provided to the Bank's shareholders, the Consolidation will provide customers of the Bank with access to a broader range of services and will provide the Bank with increased financial strength. See "THE CONSOLIDATION--Background of and Reasons for the Consolidation." THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT THE BANK SHAREHOLDERS VOTE FOR THE CONSOLIDATION.

  EFFECTIVE DATE AND TIME OF THE CONSOLIDATION

       Subject to the terms and conditions of the Consolidation Agreement, the Consolidation will be effective at 11:59 p.m., Chandler, Arizona time, (the "Effective Time") on the date specified in the certificate of approval to be issued by the Office of the Comptroller of the Currency (the "Effective Date"). See "THE CONSOLIDATION--Effective Date and Time of the Consolidation" and "THE CONSOLIDATION--Conditions to the Consolidation."

  CONDITIONS AND TERMINATION

       The respective obligations of Norwest and the Bank to consummate the Consolidation are subject to certain conditions, including the receipt of regulatory approvals without unreasonably burdensome conditions, approval of the Consolidation Agreement by the shareholders of the Bank, receipt by the Bank of certain tax opinions, and certain other conditions customary in transactions of this nature. See "THE CONSOLIDATION--Conditions to the Consolidation" and "THE CONSOLIDATION--Regulatory Approvals."

       The Consolidation Agreement may be terminated at any time prior to the Effective Date, whether prior to or after approval by the Bank's shareholders, by either party under specified conditions, including if the Consolidation shall not have been consummated by September 1, 1995, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the

  Consolidation Agreement. See "THE CONSOLIDATION--Waiver, Amendment, and Termination."

  ACCOUNTING TREATMENT

       Management of Norwest anticipates that the Consolidation will be accounted for as a "pooling of interests" under generally accepted accounting principles. The Consolidation Agreement provides that a condition to consummation of the Consolidation is the receipt of letters from both KPMG Peat Marwick LLP, Norwest's independent auditors, and McGladrey and Pullen, LLP, Bank's independent auditors, to the effect that the Consolidation qualifies for pooling of interests accounting treatment. See "THE CONSOLIDATION--Accounting Treatment."

  REGULATORY APPROVALS

       The Consolidation is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency (the "OCC"), and also of the Arizona Superintendent of Banks. All three approvals have been received.

  MANAGEMENT AND OPERATIONS AFTER THE CONSOLIDATION

       Following the Consolidation, Norwest intends to operate at the Bank's present locations and to offer products and services offered by Norwest affiliates. See "THE CONSOLIDATION--Management and Operations After the Consolidation."

  INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

       Certain officers, one of whom is also a director of the Bank, have direct and indirect interests in the consummation of the Consolidation separate from their interests as holders of Bank Common Stock. See "THE CONSOLIDATION-- Interests of Certain Persons in the Consolidation."

  RIGHTS OF DISSENTING BANK SHAREHOLDERS

       Under federal law dissenting shareholders who comply with the requisite statutory procedures will be entitled to receive an appraised value of their shares. The value so determined could be more than, the same as, or less than the value of the consideration to be received by Bank shareholders, pursuant to the Consolidation Agreement, who do not dissent. See "THE CONSOLIDATION-- Rights of Dissenting Bank Shareholders."

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The Consolidation is designed so that no gain or loss (other than with respect to cash received in lieu of fractional shares or in satisfaction of dissenters' rights) will be recognized to Bank shareholders upon the exchange of their Bank Common Stock for Norwest Common Stock. The opinion of Frazer, Ryan, Goldberg & Hunter, L.L.P., special tax counsel for the Bank, with respect to the Consolidation qualifying as a "tax-free" reorganization for federal income tax purposes will be provided to the Bank. HOWEVER, THE FEDERAL INCOME

  TAX CONSIDERATIONS RELATED TO THE CONSOLIDATION MAY BE DIFFERENT TO PARTICULAR TYPES OF BANK SHAREHOLDERS, OR IN LIGHT OF THE BANK SHAREHOLDERS' PERSONAL INVESTMENT CIRCUMSTANCES. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE CONSOLIDATION UNDER FEDERAL, STATE, LOCAL, AND ANY OTHER APPLICABLE TAX LAWS. See "THE CONSOLIDATION--Certain Federal Income Tax Considerations."

  MARKETS AND MARKET PRICES

       Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange. On November 18, 1994, the last trading day preceding public announcement of the proposed Consolidation, the closing price per share of Norwest Common Stock was $22.50 and on April __, 1995, the price was $____. There is no public market for Bank Common Stock. Shareholders of the Bank are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of the Bank ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date.

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

       Upon consummation of the Consolidation, shareholders of the Bank will become stockholders of Norwest. As a result, such shareholders' rights will change significantly. See "THE CONSOLIDATION--Certain Differences in Rights of Shareholders."

  COMPARATIVE UNAUDITED PER SHARE DATA

       The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and pro forma combined basis and for Bank Common Stock on a historical and a pro forma equivalent basis giving effect to the Consolidation using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Consolidation and the related effects on the historical financial statements of Norwest, see "THE CONSOLIDATION--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the historical financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE BANK."

       This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                           Norwest Common Stock       Bank Common Stock
                           ---------------------      -----------------
                                       Pro Forma                  Pro Forma
                           Historical  Combined   Historical     Equivalent
                           ----------  ---------  ----------  -----------------
BOOK VALUE (1):
 December 31, 1994           $10.79      10.79      24.32           18.33

DIVIDENDS DECLARED (2):
 Year Ended
  December 31, 1994           0.765      0.765          -           1.300
  December 31, 1993           0.640      0.640          -           1.087
  December 31, 1992           0.540      0.540          -           0.917

NET INCOME (3) (4):
 Year Ended
  December 31, 1994            2.41       2.41       4.34            4.09
  December 31, 1993            1.86       1.86       3.93            3.15
  December 31, 1992            1.19       1.19       5.57            2.02

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' equity for Norwest and the Bank divided by total pro forma common shares of the combined entities assuming exchange of the outstanding Bank Common Stock at a ratio of 1.699 shares of Norwest Common Stock for each share of Bank Common Stock (the "Exchange Ratio"). The pro forma equivalent book value per share of the Bank represents the pro forma combined amount multiplied by the Exchange Ratio. The Exchange Ratio assumes that the aggregate number of shares of Norwest Common Stock issued in the Consolidation will be 193,000. See "THE CONSOLIDATION-- Terms of the Consolidation."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Bank Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and the Bank divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of Bank Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio.

(4) The following table presents a reconciliation of the Bank's historical net income per share data on a calendar year basis, as presented above, to its reported fiscal year-end per share data. See "FINANCIAL STATEMENTS OF THE BANK."

                                                                 Net Income
                                                                  Per Share
                                                                 ----------
  Calendar year ended December 31, 1994                              $ 4.34
  Less net income for three months ended March 31, 1994               (1.53)
                                                                     ------
  Reported net income for nine months ended December 31, 1994        $ 2.81
                                                                     ======

  Calendar year ended December 31, 1993                              $ 3.93
  Add net income for three months ended March 31, 1994                 1.53
  Less net income for six months ended June 30, 1993                  (2.52)
                                                                     ------
  Reported net income for nine months ended March 31, 1994           $ 2.94
                                                                     ======

  Calendar year ended December 31, 1992                              $ 5.57
  Add net income for six months ended June 30, 1993                    2.52
  Less net income for six months ended June 30, 1992                  (2.38)
                                                                     ------
  Reported net income for twelve months ended June 30, 1993          $ 5.71
                                                                     ======

  SELECTED FINANCIAL DATA

       The following table sets forth certain selected historical consolidated financial information for Norwest and certain selected historical financial information for the Bank. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1994, are derived from audited consolidated financial statements of Norwest and from audited financial statements of the Bank for the periods shown. In 1994 the Bank changed its fiscal year-end to December 31 from March 31. Prior to 1994 the Bank's fiscal year-end was June 30. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and the Bank, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE BANK."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

                                                            YEAR ENDED DECEMBER 31
                                             -----------------------------------------------------
                                               1994       1993(1)    1992(2)     1991      1990(3)
                                             ---------   --------   --------   --------   --------
                                                    (In millions except per share amounts)
INCOME STATEMENT DATA
- ---------------------
 Interest income                             $ 4,393.7    3,946.3    3,806.4    4,025.9    3,885.8
 Interest expense                              1,590.1    1,442.9    1,610.6    2,150.3    2,320.1
                                             ---------   --------   --------   --------   --------
   Net interest income                         2,803.6    2,503.4    2,195.8    1,875.6    1,565.7
 Provision for credit losses                     164.9      158.2      270.8      406.4      433.0
 Non-interest income                           1,638.3    1,585.0    1,273.7    1,064.0      896.3
 Non-interest expense                          3,096.4    3,050.4    2,553.1    2,041.5    1,744.5
                                             ---------   --------   --------   --------   --------
   Income before income taxes                  1,180.6      879.8      645.6      491.7      284.5
 Income tax expense                              380.2      266.7      175.6       73.4      115.1
                                             ---------   --------   --------   --------   --------
 Income before cumulative effect
  of a change in accounting method               800.4      613.1      470.0      418.3      169.4
 Cumulative effect on years prior
  to 1992 of change in accounting method            --         --      (76.0)        --         --
                                             ---------   --------   --------   --------   --------
   Net income                                $   800.4      613.1      394.0      418.3      169.4
                                             =========   ========   ========   ========   ========

PER SHARE DATA
- --------------
 Net income per share:
   Primary:
     Before cumulative effect of a
      change in accounting method                $2.45       1.89       1.44       1.33       0.59
     Cumulative effect on years prior
      to 1992 of change in accounting method        --         --      (0.25)        --         --
                                                 -----       ----      -----       ----       ----
       Net income                                $2.45       1.89       1.19       1.33       0.59
                                                 =====       ====      =====       ====       ====

   Fully diluted:
     Before cumulative effect of a
      change in accounting method                $2.41       1.86       1.42       1.32       0.59
     Cumulative effect on years prior
      to 1992 of change in accounting method        --         --      (0.23)        --         --
                                                 -----       ----      -----       ----       ----
       Net income                                $2.41       1.86       1.19       1.32       0.59
                                                 =====       ====      =====       ====       ====

 Dividends declared per common share            $0.765      0.640      0.540      0.470      0.423


BALANCE SHEET DATA
- ------------------
 At period end:
   Total assets                              $59,315.9   54,665.0   50,037.0   45,974.5   43,523.0
   Long-term debt                              9,186.3    6,850.9    4,553.2    3,686.6    3,066.0
   Total stockholders' equity                  3,846.4    3,760.9    3,371.8    3,192.3    2,434.0

  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

  (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                          FIRST AMERICAN NATIONAL BANK

                                         NINE MONTHS ENDED                     YEAR ENDED JUNE 30
                                      ------------------------   -----------------------------------------------
                                      December 31,   March 31,
                                          1994         1994       1993      1992      1991      1990      1989
                                      ------------   ---------   -------   -------   -------   -------   -------
                                                       (In thousands except per share amounts)
INCOME STATEMENT DATA
- ---------------------
 Interest income                        $  2,005        1,932      2,637     3,173     3,893     4,267     4,515
 Interest expense                            623          644        957     1,582     2,203     2,422     2,348
                                        --------      -------    -------   -------   -------   -------   -------
  Net interest income                      1,382        1,288      1,680     1,591     1,690     1,845     2,167
 Provision for credit losses                   -         (100)      (400)      498     1,332       370       365
 Non-interest income                         257          242        290       324       348       311       305
 Non-interest expense                      1,211        1,221      1,619     1,660     1,983     1,759     1,693
                                        --------      -------    -------   -------   -------   -------   -------
 Income (loss) before income taxes           428          409        751      (243)   (1,277)       27       414
 Income tax expense (benefit)                109           75        112      (173)     (265)      (12)      137
                                        --------      -------    -------   -------   -------   -------   -------
   Net income (loss)                    $    319          334        639       (70)   (1,012)       39       277
                                        ========      =======    =======   =======   =======   =======   =======

PER SHARE DATA
- --------------
 Net income (loss)                         $2.81         2.94       5.71     (0.63)    (9.19)     0.35      2.52

 Dividends                              $      -            -          -         -         -         -         -

 Shares outstanding                      113,596      113,596    113,596   113,596   110,096   110,096   110,096

BALANCE SHEET DATA
- ------------------
 At period end:
   Total assets                         $ 40,916       38,854     35,560    34,906    40,705    43,258    41,232
   Long-term debt                              -            -          -         -         -       400       400
   Total stockholders' equity              2,763        2,444      2,110     1,417     1,486     2,526     2,541

                              MEETING INFORMATION

  GENERAL

       This Proxy Statement-Prospectus is being furnished to holders of Bank Common Stock in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting to be held on ________, May ___, 1995, and any adjournments thereof, to consider and take action upon the approval of the Consolidation Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Bank Common Stock is accompanied by a form of proxy for use at the Special Meeting.

       This Proxy Statement-Prospectus is also furnished by Norwest to shareholders of the Bank as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Consolidation. This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy enclosed herewith are first being mailed to shareholders of the Bank on or about April __, 1995.

  DATE, PLACE, AND TIME

       The Special Meeting will be held at Bank, 1098 North Arizona Avenue, Chandler, Arizona, on ___________, May ___, 1995, at 10:00 a.m., local time.

  RECORD DATE; VOTE REQUIRED

       The Board of Directors of the Bank has fixed the close of business on April __, 1995, as the record date for the determination of shareholders of the Bank entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 113,596 shares of Bank Common Stock outstanding. Each share of Bank Common Stock outstanding on the record date is entitled to one vote. Approval of the Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. The Consolidation cannot be consummated without shareholder approval of the Consolidation Agreement.

       As of the record date for the Special Meeting, directors and executive officers of the Bank owned beneficially or controlled the voting of an aggregate of 32,879 shares, or 28.94%, of the shares of Bank Common Stock outstanding on that date. The Bank's directors and executive officers have informed the Bank that they intend to vote all of their shares in favor of the Consolidation Agreement. Information regarding the shares of Bank Common Stock beneficially owned by each director and executive officer of the Bank, and by all directors and executive officers as a group is set forth in the tables under the heading "Principal Shareholders and Security Ownership of Management" below.

       At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bank Common Stock.

  PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

       Set forth below are the names, and, in the case of holders of 5% or more, the addresses, and the number of shares held as of the record date for the Special Meeting by those persons who may be deemed to own beneficially, whether directly or indirectly, 5% or more of the outstanding shares of Bank Common Stock, by each director and executive officer of the Bank, and by all directors and executive officers as a group. Each shareholder named below has sole voting and investment power over the shares shown in the tables unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.

                                                                    Number of Shares
                                                                      Beneficially
       Name and Address                                                  Owned               Percent of Class
  ----------------------                                          --------------------       ----------------

       Eugene Hickey (1)                                              1,226     (2)                 1.08%

       Michael E. Hickey (3)                                          3,688     (2)(4)              3.25%

       Glenn A. McCollum (5)                                          3,939     (6)                 3.47%

       Irvin W. Peden (7)                                             3,816     (8)                 3.36%

       John W. Parker, Jr. (9)                                          500                          .44%

       Paul A. Rose (10)                                              1,110                          .98%

       Gale & Co.                                                     7,770                         6.84%
       c/o Harris Trust
       P.O. Box 755
       Chicago, IL  60690

       John W. and Elizabeth Parker Family Trust                     16,873                        14.85%
       210 San Francisco
       San Gabriel, CA  91775

       Peden Investment Company (11)                                  5,880                         5.18%
       1060 Arizona Avenue
       Chandler, AZ  85224

       Posada Group Limited Partnership (12)                         13,446                        11.84%
       760 North McQueen
       Chandler, AZ  85225

       Directors and executive officers as                           32,879     (13)               28.94%
       a group (6 persons)

  _______________________

  (1)  Mr. Hickey is Chairman of the Board and a director of the Bank.

  (2) Includes 726 shares owned by JEM Land Company, a general partnership having three general partners, including both Mr. Eugene Hickey and Mr. Michael E. Hickey. Excludes 13,446 shares owned by Posada Group Limited Partnership ("Posada"). Mr. Eugene Hickey may be deemed to own beneficially the shares owned by Posada by virtue of his direct and indirect ownership interests in Posada. See note (12) below.

  (3)  Mr. Hickey is a director of the Bank.

  (4) Includes 1,786 shares held by the Michael E. Hickey Family Trust, 388 shares held by the Michael E. Hickey Child Trust for Michael A. Hickey and 388 shares held by the Michael E. Hickey Child Trust for Brent E. Hickey. The Child Trusts are subject to the voting control of Mr. Michael E. Hickey, but are not beneficially owned by him.

  (5)  Mr. McCollum is a director of the Bank.

  (6)  Includes 3,451 shares held by the McCollum Revocable Trust.

  (7)  Mr. Peden is a director of the Bank.

  (8) Includes 2,640 shares held by the Irvin W. Peden Family Trust and 776 shares owned by a partnership over which Mr. Peden and his wife have joint voting control. Excludes 5,880 shares owned by Peden Investment Company ("PIC"). Mr. Peden may be deemed to own beneficially the shares owned by PIC by virtue of his ownership interest in PIC. See note (11) below.

  (9)  Mr. Parker is a director of the Bank.

  (10) Mr. Rose is President, Chief Executive Officer, and a director of the
       Bank.

  (11) Mr. Peden is the principal shareholder of PIC.

  (12) Mr. Eugene Hickey and his wife are limited partners of Posada, possess an ownership interest in Posada's corporate general partner, and the beneficial interest in a trust which is a general partner of Posada.

  (13) Includes trusts for which a director is trustee or co-trustee and interests in other entities, as identified in notes (2), (4), (6), (8),
       (11), and (12) above. Shares owned by trusts are subject to the voting control of the trustee or joint voting control of the co-trustees.

  VOTING AND REVOCATION OF PROXIES

       Shares of Bank Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bank Common Stock represented by such proxy will be voted FOR approval of the Consolidation Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Bank prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Consolidation Agreement must be approved by the holders of two-thirds of the outstanding Bank Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

       The Board of Directors of the Bank is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of the Bank may solicit proxies from the shareholders of the Bank, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. The Bank will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE CONSOLIDATION-- Expenses."

       HOLDERS OF BANK COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE BANK IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               THE CONSOLIDATION

       This section of the Proxy Statement-Prospectus describes certain aspects of the Consolidation. The following description does not purport to be complete and is qualified in its entirety by reference to the Consolidation Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. ALL SHAREHOLDERS OF THE BANK ARE URGED TO READ THE CONSOLIDATION AGREEMENT IN ITS ENTIRETY.

  BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

       During the latter part of 1992, the directors of the Bank, some of whom, directly or indirectly, were principal shareholders of the Bank, determined that an acquisition of the Bank by a proper third party would be in the best interests of the shareholders by increasing the liquidity of their investment, as well as in the best interests of the Bank's customers, by expanding the range of services the Bank could offer. Although the Bank did not initiate inquiries, numerous inquiries were received from third parties, including Norwest, who expressed interest in acquiring a controlling ownership position in the Bank. Because of a potential transaction with another party, the Bank was unable to respond to Norwest's inquiry until the fall of 1994. An exchange of information and discussions with Norwest followed. In September 1994, Norwest submitted a preliminary acquisition proposal covering all of the Bank's outstanding stock for consideration by the Bank's Board of Directors. Further negotiations between the Bank and Norwest followed, which resulted in Norwest's submitting a letter of intent to the Bank on September 15, 1994, which was unanimously approved by the Board of Directors and signed on behalf of the Bank on September 19, 1994. During the next few weeks, Norwest completed its due diligence of the Bank, and the parties negotiated a definitive agreement which was approved by the Board of Directors of the Bank and executed by Norwest and the Bank as of November 21, 1994.

       As noted above, a number of the directors were interested in increasing the liquidity of their investment, as well as that of all the shareholders of the Bank, and also in enhancing the Bank's ability to offer a broader range of services to its customers. Management of the Bank believes that by becoming a part of Norwest, which is a larger and more diverse banking organization, the Bank's customers will benefit from the added financial strength and services that Norwest can bring to the Bank. In addition, the shareholders of the Bank will be able to exchange their shares of the Bank for the stock of Norwest, which is actively traded on the New York and Chicago Stock Exchanges.

       THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE FOR APPROVAL OF THE CONSOLIDATION AGREEMENT.

  TERMS OF THE CONSOLIDATION

       At the Effective Time, a wholly owned banking subsidiary of Norwest ("Norwest Interim Bank") will consolidate with the Bank, under the charter of the Bank. The resulting bank will be a wholly owned subsidiary of Norwest.
  At the Effective Time, each outstanding share of Bank Common Stock (other than shares as to which statutory dissenters' appraisal rights have been exercised and not forfeited) will be converted into a number of shares of

  Norwest Common Stock determined by dividing 193,000 by the number of shares of Bank Common Stock then outstanding. Assuming no change in the number of shares of Bank Common Stock outstanding from the date of this Proxy Statement-Prospectus through the date on which the closing of the Consolidation occurs, each outstanding share of Bank Common Stock would be converted into 1.699 shares of Norwest Common Stock.

       The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of the Bank ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus.

       The Consolidation Agreement provides that if, between the date of the Consolidation Agreement and the Effective Time, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion ratios provided for in the Consolidation Agreement will be adjusted accordingly.

       No fractional shares of Norwest Common Stock will be issued in the Consolidation. Instead, Norwest will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the Bank shareholder would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the New York Stock Exchange for each of the five trading days immediately preceding the day on which the Special Meeting will be held.

       Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Date will remain issued and outstanding.

  EFFECTIVE DATE AND TIME OF THE CONSOLIDATION

       The Effective Time will be 11:59 p.m., Chandler, Arizona time, on the Effective Date, the date specified in the certificate of approval to be issued by the OCC approving the Consolidation. Subject to the terms and conditions set forth in the Consolidation Agreement, the closing of the Consolidation will occur on a date (the "Closing Date") agreed to by the parties to the Consolidation, but no later than ten business days following the satisfaction or waiver of all conditions set forth in the Consolidation Agreement, or on such other date upon which the parties agree. Norwest and the Bank anticipate that the Consolidation will close in the third quarter of 1995, although there can be no assurance as to whether or when the Consolidation will occur. See "Terms of the Consolidation," "Conditions to the Consolidation," and "Regulatory Approvals."

  SURRENDER OF CERTIFICATES

       As soon as practicable after the Effective Time, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's Bank Common Stock certificates for a certificate representing Norwest Common Stock.

       SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

       Upon surrender to the Exchange Agent of one or more certificates for Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

       All Norwest Common Stock issued pursuant to the Consolidation will be deemed issued as of the Effective Time. No dividends on Norwest Common Stock with a record date after the Effective Date will be paid to Bank shareholders entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Date and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Date and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE CONSOLIDATION

       The Consolidation will occur only if the Consolidation Agreement is approved by the requisite vote of shareholders of the Bank. Consummation of the Consolidation is subject to the satisfaction of certain conditions, most of which are customary in transactions such as the Consolidation. Such conditions may be waived by the parties to the extent that waiver is permitted by applicable law. Conditions to the obligations of both parties to consummate the Consolidation include, but are not limited to (i) approval of the Consolidation Agreement by the requisite vote of shareholders of the Bank,
  (ii) the receipt of all necessary regulatory approvals, including the approval of the Consolidation by the Federal Reserve Board and the OCC, and by the State of Arizona, and the expiration of all applicable waiting and appeal periods, (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Consolidation Agreement, and (iv) the receipt by the Bank of an opinion of counsel to the effect that for federal income tax purposes the Consolidation will be a tax-free reorganization.

       Norwest's obligation to consummate the Consolidation is also subject, among other things, to (i) the total number of shares of Bank Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 113,596; (ii) the receipt of a certificate from the Bank's Chief Executive Officer and the Bank's Chief Financial Officer concerning the accuracy and completeness of the Bank's financial information presented in this Proxy Statement-Prospectus and the absence of any material changes in such information since the date of the Bank's most recent interim financial statements; (iii) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in the imposition, on the Bank of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon the Bank; (iv) the requirement that the Bank shall not have sustained since December 31, 1993, any material loss or interference with its business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) the absence, since June 30, 1994, of any change, other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates, or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of the Bank; (vi) the qualification of the Consolidation as a pooling-of-interests for accounting purposes and the receipt from KPMG Peat Marwick LLP and McGladrey and Pullen, LLP, Norwest's and the Bank's respective independent auditors, of letters to that effect; and
  (vii) the Bank's having corrected to Norwest's satisfaction all of the regulatory compliance and violation of law problems and technical violations identified by Norwest in its due diligence examination of the Bank.

  REGULATORY APPROVALS

       Transactions such as the Consolidation are subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Transactions such as the Consolidation are also subject to prior approval by the OCC under the National Bank Act. On February 14, 1995, the Federal Reserve Board informed Norwest that it had approved the Consolidation, and by letter dated February 23, 1995, the OCC informed Norwest that it had approved the Consolidation. The Arizona Superintendent of Banks approved the transaction by letter dated January 17, 1995.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transactions.

       Norwest and the Bank are not aware of any additional governmental approvals or compliance with banking laws and regulations that would be required for consummation of the

  Consolidation other than those described above. Should any other approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance regarding the timing thereof.

  BUSINESS PENDING THE CONSOLIDATION

       By entering into the Consolidation Agreement, the Bank has agreed to maintain its corporate existence in good standing and to conduct its business in the ordinary and usual manner, including the extension of credit in accordance with existing lending policies, except that the Bank has agreed not to make, without the prior written consent of Norwest, any new loan or modify, restructure, or renew any existing loan (except pursuant to commitments made prior to November 21, 1994) if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $100,000. In the Consolidation Agreement the Bank has also agreed, among other things, that it will not, without the prior written consent of
  Norwest: (i) enter into any material agreement, contract, or commitment in excess of $20,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on November 21, 1994, or make any investments except individual investments made in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (ii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, except for a dividend declared on October 24, 1994, and paid on February 1, 1995; or (iii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  CERTAIN COVENANTS

       The Consolidation Agreement includes a number of covenants of the Bank which are customary in transactions such as the Consolidation. The Consolidation Agreement provides, among other things, that, prior to the Closing Date, the Bank will (i) establish such additional accruals and reserves as may be necessary to conform the Bank's accounting and credit loss practices to those of Norwest and Norwest's plans with respect to the conduct of the Bank's business following the Consolidation and to provide for costs and expenses related to the consummation of the transactions contemplated by the Consolidation Agreement; (ii) obtain, at its own expense, and deliver environmental assessment reports on certain properties; and (iii) obtain, at its own expense, and deliver title commitments and boundary surveys for each bank facility owned by the Bank; and (iv) not take any action with respect to Bank which would disqualify the Consolidation as a pooling of interests for accounting purposes.

       The Consolidation Agreement also includes a number of covenants of Norwest which are customary in transactions such as the Merger. The Consolidation Agreement provides, among other things, that, prior to the Closing Date, Norwest will (i) give the Bank written notice of the receipt of all regulatory approvals and (ii) permit the Bank and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Closing Date.

       Neither the Bank nor any director, officer, representative, or agent of the Bank, will solicit, authorize the solicitation of, or enter into any discussions with any party other than Norwest concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of the Bank; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of the Bank except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with the Bank.

  WAIVER, AMENDMENT, AND TERMINATION

       Either Norwest or the Bank may, in writing, give any consent, terminate the Consolidation Agreement in accordance with its terms, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Consolidation Agreement.

       At any time before the Closing Date the parties may amend the Consolidation Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Consolidation by the shareholders of the Bank may adversely affect the consideration to be received by the shareholders of the Bank.

       The Consolidation Agreement may be terminated at any time prior to the Closing Date (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Consolidation shall not have been consummated by September 1, 1995, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Consolidation Agreement; or (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Consolidation Agreement.

  MANAGEMENT AND OPERATIONS AFTER THE CONSOLIDATION

       After the Consolidation, the Bank will become a wholly owned subsidiary of Norwest and will continue to operate at its present locations. Products and services offered by Norwest affiliates will be offered through the Bank.

  INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

       In considering the recommendation of the Bank's Board of Directors with respect to the Consolidation, shareholders of the Bank should be aware that certain officers and one director of the Bank have certain direct or indirect interests separate from their interests as holders of the Bank Common Stock, as set forth below.

       After the Effective Time, two of the officers will continue to be officers of the Bank. One of the officers is also a director and will continue to be a director of the Bank. These parties will hold such positions until their successors are elected and will be entitled to participate in Norwest's benefit plans.

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

       The Bank is organized as a national banking association under the laws of the United States, and Norwest is incorporated as a corporation in the State of Delaware. Shareholders of the Bank, whose rights are governed by the Bank's Articles of Association and By-Laws and by federal banking law, will, upon consummation of the Consolidation, become stockholders of Norwest. Their rights as Norwest stockholders will then be governed by Norwest's Certificate of Incorporation and By-Laws and by the Delaware General Corporation Law. The following is a summary of certain significant differences between the rights of shareholders of the Bank and the rights of stockholders of Norwest.

       CAPITAL STOCK

       THE BANK. The Bank's Articles of Association authorize the issuance of 1,000,000 shares of common stock, par value $2.50 per share, in such series and with such rights and preferences as the Board of Directors shall determine. All shares of Bank Common Stock currently outstanding have equal rights and preferences with respect to voting, dividends, and distributions upon liquidation.

       NORWEST. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, and 5,000,000 shares of preferred stock, without par value ("Preferred Stock").
  At December 31, 1994, 323,084,474 shares of Common Stock were issued, of which 309,144,857 were outstanding, and 13,939,617 were held as treasury shares, and 3,265,065 shares of Preferred Stock were outstanding, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 125,000 shares are held by a subsidiary of Norwest), 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, and 14,265 shares of ESOP Cumulative Convertible Preferred Stock. In addition, 1,250,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the SEC, pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of December 31, 1994, not to exceed $1,825,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of Preferred Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by the Board of Directors of Norwest without further action by stockholders. Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by Norwest's Board of Directors without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the Common Stock.

       Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by Norwest's Board of Directors out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock, as described below.

       The foregoing description of the material terms of the Norwest Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of Norwest's Certificate of Incorporation.

       On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Consolidation, will receive the Rights with their shares.

       The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

       Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). Until a Right is exercised, the holder of a Right, as such, will have no rights with respect to the Junior Preferred Shares including, without limitation, the right to vote or receive dividends. The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior

  Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

       The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable.
  The Rights have certain additional features that will be triggered upon the occurrence of specified events:

       (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

       (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

       (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

       The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

       At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

       The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

       REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

       THE BANK. Under federal law the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock is required to approve a merger or consolidation.

       NORWEST. Under Delaware law the vote of a simple majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets. With respect to a merger, no vote of the stockholders of Norwest is required if Norwest is the surviving corporation and (1) the related agreement of merger does not amend Norwest's Certificate of Incorporation, (2) each share of stock of Norwest outstanding immediately before the merger is an identical outstanding or treasury share of Norwest after the merger, and (3) the number of shares of Norwest stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest Common Stock outstanding immediately before the merger.

       In addition to being subject to the laws of Delaware, Norwest, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

       DISSENTERS' RIGHTS

       THE BANK. Under federal law any shareholder of the Bank is entitled to receive payment of the value of such shareholder's shares of the Bank capital stock if such shareholder dissents from any merger or consolidation for which a vote of the Bank's shareholders is required. See the more detailed discussion below under "Rights of Dissenting Bank Shareholders."

       NORWEST. Under Delaware law a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the consolidation to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation. Because shares of Norwest Common Stock are listed on both the New York Stock Exchange and the Chicago Stock Exchange, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

       SPECIAL MEETINGS

       THE BANK. Under federal law and the Bank's Articles of Association, a special meeting of the Bank's shareholders may be called by the Bank's Board of Directors, or by three or more shareholders owning, in the aggregate, not less than twenty-five percent of the outstanding shares of the Bank.

       NORWEST. Under Delaware law and the By-Laws of Norwest, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

       ANTITAKEOVER STATUTES

       THE BANK. National banking associations are not covered by any specific antitakeover statute. However, the acquisition of more than 5% of the capital stock of a national bank requires the approval of federal regulatory agencies.

       NORWEST. The Delaware antitakeover statute governs "business combinations" between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an "interested stockholder." This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

  RIGHTS OF DISSENTING BANK SHAREHOLDERS

       Title 12, Section 215, of the United States Code provides that any shareholder of either of the parties to a consolidation involving a national bank who objects to the proposed consolidation has the right to receive payment in cash of the value of such shareholder's shares as of the Effective Date, if and when the consolidation is consummated, subject to certain conditions. These conditions, in the case of a shareholder of the Bank, are that: (i) the shareholder must have voted against approval of the Consolidation at the Special Meeting or given notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (ii) the shareholder must, within 30 days after the Effective Date, make a written request for payment to the surviving bank; and (iii) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder of the Bank who votes against the Consolidation at the Special Meeting, or who gives notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of the Effective Date. Failure to comply with each of the foregoing conditions will result in the loss of the appraisal rights described herein.

       The value of the shares of any dissenting shareholder shall be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the Board of Directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the date of consummation of the Consolidation, one or more of the appraisers is not selected as above provided for any reason, or the appraisers fail to determine the value of such shares, the Comptroller shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the surviving bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholder by the surviving bank.

       The foregoing summary does not purport to be a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached hereto as Exhibit B. Any shareholder of the Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT FULLY AND PRECISELY SATISFIED.

       Attached hereto as Appendix C is a copy of Banking Circular 259 regarding the valuation methods used by the Comptroller to estimate the value of a bank's shares when the Comptroller is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the Comptroller between January 1, 1985, and September 30, 1991, are also summarized in Appendix C. EACH SHAREHOLDER OF THE BANK SHOULD FULLY CONSIDER APPENDIX C BEFORE DECIDING WHETHER TO EXERCISE DISSENTERS' RIGHTS.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following discussion summarizes certain U.S. Federal income tax consequences of the Consolidation under the Internal Revenue Code of 1986, as amended (the "Code"). THIS SUMMARY SHOULD NOT BE REGARDED AS A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE CONSOLIDATION TO A BANK SHAREHOLDER. EACH BANK SHAREHOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONSOLIDATION TO SUCH SHAREHOLDER'S OWN SITUATION.

       Neither Norwest, Norwest Interim Bank, nor the Bank has requested a ruling from the Internal Revenue Service (the "Service") in connection with the Consolidation. The Bank has requested from special tax counsel, Frazer, Ryan, Goldberg & Hunter, L.L.P., an opinion to the effect that the Consolidation done in accordance with 12 U.S.C. Section 215 will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code and that Norwest, Norwest Interim Bank, and the Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinion will be subject to certain assumptions and based on certain representations of Norwest, Norwest Interim Bank, and the Bank. The Bank shareholders should be aware that such opinion will neither be binding upon the Service nor will the Service be precluded from adopting a contrary position.

       Assuming the Consolidation qualifies as a reorganization under Section 368(a) of the Code, the following U.S. Federal income tax consequences will occur:

       (a) No gain or loss will be recognized by Norwest, Norwest Interim Bank, or the Bank in connection with the Consolidation;

       (b) No gain or loss will be recognized by a holder of Bank Common Stock who exchanges all of such holder's shares of Bank Common Stock solely for shares of Norwest Common Stock in the Consolidation;

       (c) The aggregate basis of the shares of Norwest Common Stock to be received by a Bank shareholder in the Consolidation (including any fractional share not actually received) will be the aggregate basis of the shares of Bank Common Stock surrendered in exchange therefor (assuming that the amount received for fractional shares constitutes a redemption of such shares and is not separately bargained for consideration); and

       (d) The holding period of the shares of Norwest Common Stock to be received by a Bank shareholder in the Consolidation will include the holding period of the shares of Bank Common Stock surrendered in exchange therefor, provided that such shares of Bank Common Stock were held as capital assets at the Effective Time.

  RESALE OF NORWEST COMMON STOCK

       The shares of Norwest Common Stock issuable to shareholders of the Bank upon consummation of the Consolidation have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of the Bank or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of the Bank who are deemed to be affiliates of the Bank may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Consolidation Agreement, the Bank has agreed to use its best efforts to cause each executive officer, director, or shareholder of the Bank who may reasonably be deemed to be an affiliate of the Bank to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of the Bank.

  STOCK EXCHANGE LISTING

       The Consolidation Agreement provides for the filing by Norwest of listing applications with the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX") covering the shares of Norwest Common Stock issuable upon consummation of the

  Consolidation. It is a condition to the consummation of the Consolidation that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

       For those stockholders who elect to participate in Norwest's Dividend Reinvestment and Optional Cash Payment Plan, dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in the Plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in the Plan) of such stock at the time of purchase. It is anticipated that after the Effective Time, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of the Bank who receive Norwest Common Stock in the Consolidation will have the right to participate therein.

  ACCOUNTING TREATMENT

       It is anticipated that the Consolidation will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles.

       Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Norwest and Bank will be combined at the Effective Time and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Bank will be combined with Norwest's on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the financial statements of Norwest.

       In order for the Consolidation to qualify for pooling-of-interests accounting treatment, among other things, substantially all (90% or more) of the outstanding Bank Common Stock must be exchanged for Norwest Common Stock. Bank has agreed not to take any action (other than actions required under the Consolidation Agreement or requested by Norwest) that would disqualify the Consolidation from pooling-of-interests treatment by Norwest.

       The unaudited per share data contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests method of accounting to account for the Merger. See "SUMMARY--Comparative Unaudited Per Share Data."

  EXPENSES

       Norwest and the Bank will each pay their own expenses in connection with the Consolidation and the transactions contemplated thereby, including fees and expenses of their respective accountants and counsel.

                           INFORMATION ABOUT THE BANK

  BUSINESS AND PROPERTY OF THE BANK

       GENERAL

       The Bank is a national bank headquartered in Chandler, Arizona, that provides retail and commercial banking services to its customers through banking facilities located at 2990 North Dobson Road and 1098 North Arizona Avenue, Chandler, Arizona, and 2030 East Baseline Road, Mesa, Arizona. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). At December 31, 1994, the Bank had total assets of $40,916,426, deposits of $37,904,305, and stockholders' equity of $2,762,574. The Bank was initially chartered as a state bank in Arizona in 1965 and was chartered as a national bank in 1971.

       The Bank provides a wide range of banking services for its retail and commercial customers, including real estate loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, home improvement and other personal loans, NOW checking, and savings and time accounts. The Bank provides 24-hour access to routine banking services through Plus System network automated teller machines located throughout Arizona and the United States.

       The Bank's business strategy has been to develop long-term customer relationships, maintain high quality service, and respond quickly to the needs of its customers. The Bank supports active participation of its personnel in local charitable, civic, school, and church activities. The Bank has installed data processing and telecommunication systems and facilities to adequately service its customers and its growth in the area. The Bank's customers are located primarily in the cities of Chandler, Mesa, Gilbert, and Tempe, Arizona.

       COMPETITION

       The Bank is subject to competition in all aspects of its business from other banks and financial institutions in the immediate market area, as well as those in surrounding areas. The Bank has been able to compete effectively by emphasizing customer service, establishing long-term customer relationships, and building customer loyalty through providing the products and personal services designed to meet the specific needs of its customers.

       EMPLOYEES

       At December 31, 1994, the Bank had 27 full-time employees, including 7 officers, and 2 part-time employees.

       BANKING LOCATIONS

       The main facility of the Bank is located at 2990 North Dobson Road in Chandler, Arizona. The main facility is a single-story building and consists of a walk-in lobby, four teller stations, administrative offices, and two drive-in lanes.

  ENVIRONMENTAL PROTECTION CONSIDERATIONS

       It is a condition to Norwest's obligation to consummate the Consolidation that there be no reasonable basis for an environmental proceeding, claim, or action that could reasonably be expected to result in liability which has had or could reasonably be expected to have a material adverse effect on the Bank. The Bank is aware of no such potential proceeding, claim, or action.

  MARKET PRICES AND DIVIDENDS

      There is no established trading market for Bank Common Stock. As of the record date for the Special Meeting, there were 222 holders of record of shares of Bank Common Stock and 113,596 shares outstanding.

      The Bank paid no dividends on its Common Stock in its two most recent fiscal years, the nine-month periods ended March 31, 1994, and December 31, 1994, respectively. On February 1, 1995, the Bank paid a dividend of $0.43 per share.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

The following analysis of the Bank's financial condition and results of operations, as of and for the nine month period ending December 31, 1994, should be read in conjunction with the accompanying Financial Statements of the Bank and statistical data presented herein.

RESULTS OF OPERATIONS

NET INCOME - The Bank's net income, after tax expense of $109,225, was $319,047 for the nine months ended December 31, 1994 compared to $333,857 for the nine month period ended March 31, 1994. The nine month period ended March 31, 1994 included $100,000 credit to the provision for loan loss expense. Exclusive of this recovery, net income increased 36.4% or $85,190. The increase in net income was primarily due to additional service fee income, control of non-interest expenses and growth in the investment portfolio.

NET INTEREST INCOME - Total interest income increased from $1,931,468 for the nine months ended March 31, 1994, to $2,005,070 for the nine months ended December 31, 1994. This represents a 3.8% increase. The primary cause for this increase was a higher level of earning assets, particularly in the loan and investment portfolios. By comparison interest expense decreased by $20,920, or 3.2% from $643,699 to $622,779 between the same two periods which is attributable to a shift from certificates of deposit to lower cost funds.

Average interest-earning assets of the Bank were $35,563,000 for the nine months ending December 31, 1994 compared to $34,218,000 for the nine months ended March 31, 1994. Average interest-bearing liabilities totaled $26,829,000 for the nine months ended December 31, 1994 compared to $26,997,000 for the nine months ended March 31, 1994. The Bank's yield on average interest-earning assets was 7.52% and the rate on average interest-bearing liabilities was 3.10% resulting in a net interest spread of 4.42% for the nine months ended December 31, 1994. Net interest spread for the nine months ending March 31, 1994 was 3.94%. "Net interest spread" is the difference between the rate of interest earned on interest-earning assets and the rate of interest paid on interest-bearing liabilities. The Bank's net interest margin was 5.18% for the nine months ended December 31, 1994 compared to 5.01% for the nine months ended March 31, 1994. "Net interest margin" is the difference between interest income and interest expense expressed as a percentage of average interest earning assets.

NON-INTEREST INCOME - Non-interest income increased by $14,395, or 5.9% to $256,663 for the nine months ended December 31, 1994 compared to $242,268 for the same nine month period ended March 31, 1994. This increase is due primarily to increased volume on service fee income on deposit accounts.


NON-INTEREST EXPENSE - Non-interest expense for the nine months ended December 31, 1994 decreased $10,898, or 0.9%, from $1,221,580 to $1,210,682 for the comparable period ended March 31, 1994. The Bank was able to control costs as reflected by the 0.9% decrease.

Income tax expense increased to $109,225 for the nine months ended December 31, 1994 from $74,600 for the comparable period ended March 31, 1994. This increase takes into account that the $100,000 credit to loan provision expense taken in the period ended March 31, 1994 was not taxable income.



FINANCIAL CONDITION

ASSETS - At December 31, 1994, the Bank's total assets were $40,916,426 compared to $38,854,154 at March 31, 1994. This represents a growth of $2,062,272, or 5.3%, which is traditionally typical for calendar year ends at the Bank.

INVESTMENTS - Total investments increased by $1,216,480, or 10.9%, to $12,331,667 for the period ended December 31, 1994 from $11,115,187 at March 31, 1994. The increase in investments was predominately in liquid U. S. Treasury securities with maturities of less than one year to reduce exposure to potentially unfavorable interest rate changes. The Bank does not maintain a "trading" account and its investments are all classified "held to maturity".

LOANS - Total loans, net of reserves, increased by $995,746, or 5.7%, to $18,359,157 at December 31, 1994 from $17,363,411 at March 31, 1994. Loans to commercial borrowers accounted for the net increase in loans. Composition of the loan portfolio has not changed materially over the past several years. At year end 1994, commercial loans comprised 42% of the Bank's loan portfolio and real estate loans and installment loans comprised 37% and 21% of the Bank's loan portfolio respectively.

As of December 31, 1994 the Bank had no loans which were 90 days or more past due. Non-accrual loans constituted only $6,823, or .04% of the total loan portfolio.

The Bank's allowance for loan losses at December 31, 1994 was $654,136 compared to $622,573 at March 31, 1994. This represents a ratio to total loans outstanding for both of these respective periods of 3.4%. The allowance for loan losses is maintained at an amount deemed necessary by the Bank's management, based on its frequent and extensive review of the loan portfolio combined with trends and other statistical analysis methods. The following are some of the more significant items taken into consideration by management when evaluating the adequacy of the allowance for loan losses:

1.   Loan delinquency trends and loans on non-accrual;
2.   Analysis of "graded" loans;
3.   The mix of the loan portfolio including concentrations by borrower type;
4.   Analysis of allowance for loan loss reserve ratios for        prior
     periods; and
5. Review of changes in lending policy for possible effect on the allowance.

Management considers the Bank's loan loss reserve to be adequate based upon its method of evaluating loan portfolio risk, economic conditions, and prior loan loss experience.

DEPOSITS - Total deposits increased by $1,726,781, or 4.8% to $37,904,305 at December 31, 1994 from $36,177,524 at March 31, 1994. The majority of this increase occurred in demand deposits which again is traditionally typical for calendar year ends at the Bank. Core deposits have remained very stable and consistently exceeds those of its peer group. The Bank has no brokered deposits.

CAPITAL - The Federal Deposit Insurance Corporation assigns to all banks a matrix of five capital risk classifications: Well Capitalized, Adequately Capitalized, Undercapitalized, Significantly Undercapitalized, and Critically Undercapitalized. A Well Capitalized classification is the highest assignment given to a bank's capitalization. To be Well Capitalized a bank must be equal or exceed the following ratios: Total Risk Based Capital Ratio of 10%; Tier I Risk Based Capital Ratio of 6%; and Tier I Leverage Capital Ratio of 5%. The Bank exceeded these ratios at December 31, 1994 and March 31, 1994 and is classified a Well Capitalized bank.

LIQUIDITY - The Bank has maintained and continues to maintain adequate liquidity. Liquidity is the degree of readiness with which the Bank's assets can be converted into cash without substantial loss in value. It is net cash, short term and marketable assets as a percentage of net deposits and short term liabilities. The Bank's liquidity has not been a problem as it has consistently been around 50%. At year end 1994 the Bank had nearly 85% of its investment portfolio due in less than five years with 45% of the portfolio due in one year or less. These readily marketable securities enhance the Bank's liquidity. The Bank's loan-to-deposit ratio has consistently been near the 50% level. In addition the Bank has a substantial amount of unused collateralized borrowing lines available through a correspondent bank. The Bank has no brokered funds and maintains a strong base of core deposits.

AVERAGE BALANCES, INTEREST RATES AND YIELDS - The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollar amounts and rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are monthly average balances and include the balances of non-accruing loans. The yields and costs for the periods indicated include fees which are considered adjustments to yield.

                         FIRST AMERICAN NATIONAL BANK

                       Selected Statistical Disclosures

                    Average Balance Sheets/Yields and Rates

                            (AMOUNTS IN THOUSANDS)

                                                12/31/94                   03/31/94
                                                         Interest                   Interest
                                                         Yields &                   Yields &
                                        Balance Interest   Rates   Balance Interest   Rates
                                       -------- -------- -------- -------- -------- --------
ASSETS

Federal Funds Sold                     $  4,500 $    151    4.47% $  5,394 $    122    3.02%
Purchased C.D.s                           1,189       40    4.48%    1,014       33    4.34%
Investments:
  Taxable Investment Securities          11,257      403    4.77%    8.674      335    5.15%
  Nontaxable Investment Securities          813       30    4.92%    1,007       38    5.03%
                                       -------- -------- -------- -------- -------- --------
        Total Securities                 12,070      433    3.59%    9,681      373    3.85%

Loans:
  Commercial                              7,149      555   10.35%    7,115      527    9.88%
  Consumer                                4,048      322   10.61%    4,434      356   10.70%
  Real Estate                             7,252      504    9.27%    7,268      520    9.54%
                                       -------- -------- -------- -------- -------- --------
        Total Loans                      18,449    1,381    9.98%   18,817    1,403    9.94%
  Allowance for Loan Losses                (645)                      (688)
        Net Loans                        17,804                     18,129

        Total Earning Assets             35,563    2,005    7.52%   34,218    1,931    7.52%

Cash & Due from Banks                     2,406                      2,409
Other Assets                              1,113                      1,274

        Total Assets                    $39,082                    $37,901

                                                06/30/93                   06/30/92
                                                         Interest                   Interest
                                                         Yields &                   Yields &
                                        Balance Interest   Rates   Balance Interest   Rates
                                       -------- -------- -------- -------- -------- --------
ASSETS

Federal Funds Sold                     $  4,361 $    129    2.96% $  5,087 $    222    4.36%
Purchased C.D.s                             259       10    3.86%       23        1    4.35%
Investments:
  Taxable Investment Securities           7,009      409    5.83%    4,143      307    7.41%
  Nontaxable Investment Securities          974       60    4.82%      781       60    7.68%
                                       -------- -------- -------- -------- -------- --------
        Total Securities                  7,983      469    5.87%    4,924      367    7.45%

Loans:
  Commercial                              7,569      778   10.28%   10,797    1,087   10.07%
  Consumer                                4,364      509   11.66%    5,069      604   11.91%
  Real Estate                             7,599      742    9.76%    9,003      893    9.92%
                                       -------- -------- -------- -------- -------- --------
        Total Loans                      19,532    2,029   10.39%   24,869    2,584   10.39%
  Allowance for Loan Losses                (942)                    (1,152)
        Net Loans                        18,590                     23,717

        Total Earning Assets             31,193    2,637    8.45%   33,751    3,174    9.40%

Cash & Due from Banks                     2,225                      1,926
Other Assets                              1,398                      1,688

        Total Assets                    $34,816                    $37,365

                                                          12/31/94                   03/31/94
                                                                   Interest                   Interest
                                                                   Yields &                   Yields &
                                                 Balance  Interest   Rates  Balance  Interest   Rates
                                                 ________ ________ ________ ________ ________ ________
LIABILITIES &
STOCKHOLDERS EQUITY

Deposits
  Non-Interest Bearing                            $ 9,325                    $ 8,238
  Interest Bearing:
    Savings & Now Accounts                         15,191   $  271    2.38%   14,608   $  254    2.41%
    Time Accounts under $100,000                   10,156      314    4.12%   10,756      349    4.33%
    Time Account over $100,000                      1,482       38    3.42%    1,633       41    3.35%
                                                 -------- -------- -------- -------- -------- --------
      Total Interest Bearing Deposits              26,829      623    3.10%   26,997      644    3.58%

Fed Funds Purchased/Other Borrowings                -0-      -0-      0.00%    -0-      -0-      0.00%

Repurchase Agreements                               -0-      -0-      0.00%    -0-      -0-      0.00%

      Total Interest Bearing Liabilities           26,829      623    3.10%   26,997      644    3.58%

Other Liabilities                                     276                        390

Stockholders Equity                                 2,652                      2,276

      Total Liabilities &
      Stockholder's Equity                        $39,082                    $37,901

    Net Interest Income                                    $ 1,382                    $ 1,287
    Net Interest Spread                                               4.42%                      3.94%

    Net Interest Income to
    Earning Assets                                                    5.18%                      5.01%

                                                          06/30/93                   06/30/92
                                                                   Interest                   Interest
                                                                   Yields &                   Yields &
                                                 Balance  Interest   Rates  Balance  Interest   Rates
                                                 ________ ________ ________ ________ ________ ________
LIABILITIES &
STOCKHOLDERS EQUITY

Deposits
  Non-Interest Bearing                            $ 7,126                    $ 6,807
  Interest Bearing:
    Savings & Now Accounts                         12,620   $  325    2.57%   11,563   $  453    3.92%
    Time Accounts under $100,000                   11,202      567    5.06%   14,626      965    6.60%
    Time Account over $100,000                      1,664       66    3.97%    2,628      164    6.24%
                                                 -------- -------- -------- -------- -------- --------
      Total Interest Bearing Deposits              25,486      958    3.76%   28,817    1,582    5.49%

Fed Funds Purchased/Other Borrowings                -0-      -0-      0.00%    -0-      -0-      0.00%

Repurchase Agreements                               -0-      -0-      0.00%    -0-      -0-      0.00%

      Total Interest Bearing Liabilities           25,486      958    3.76%   28,817    1,582    5.49%

Other Liabilities                                     299                        404

Stockholders Equity                                 1,905                      1,337

      Total Liabilities &
      Stockholder's Equity                        $34,816                    $37,365

    Net Interest Income                                    $ 1,679                    $ 1,592
    Net Interest Spread                                               4.69%                      3.91%

    Net Interest Income to
    Earning Assets                                                    5.38%                      4.72%

                         FIRST AMERICAN NATIONAL BANK
                       Selected Statistical Disclosures
                        Changes in Net Interest Income
                            (amounts in thousands)


Nine Months ended December 31, 1994
Compared with Nine Months ended March 31, 1994
- ----------------------------------------------

                                          Increase (decrease) due to:
                                          ----------------------------
                                            Volume     Yield/Rate         Total
                                            ------     ----------         -----
Loans                                      ($27.4)         5.4           (22.0)
Investment securities                        92.0        (32.0)           60.0
Federal funds sold and
purchased CD's                              (17.4)        53.4            36.0
                                           ------        -----           -----
    Total                                    47.2         26.8            74.0
Deposits                                     (4.0)       (17.0)          (21.0)
                                           ------        -----           -----
    Net interest income                    $ 51.2         43.8            95.0
                                           ======        =====           =====

Twelve Months ended June 30, 1993
Compared with Twelve Months ended June 30, 1992
- -----------------------------------------------

                                          Increase (decrease) due to:
                                          ----------------------------
                                            Volume     Yield/Rate         Total
                                            ------     ----------         -----
Loans                                     ($554.5)        (0.5)         (555.0)
Investment securities                       228.0       (126.0)          102.0
Federal funds sold and
purchased CD's                              (21.4)       (62.6)          (84.0)
                                          -------       ------          ------

    Total                                  (347.9)      (189.1)         (537.0)
Deposits                                   (182.9)      (441.1)         (624.0)
                                          -------       ------          ------
    Net interest income                   ($165.0)       252.0            87.0
                                          =======      =======          ======

                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

                                     Loans

                            (AMOUNTS IN THOUSANDS)

This table below sets forth the composition of the Bank's loan portfolio at the dates indicated.


                               December 31         March 31          June 30           June 30
                                  1994              1994              1993              1992
                            ----------------  ----------------  ----------------  ----------------
Commercial                  $ 7,966   43.39%  $ 6,708   38.63%  $ 7,222   39.92%  $ 8,316   41.27%
Consumer                      3,986   21.71%    4,161   23.96%    4,426   24.46%    4,510   22.38%
Real Estate                   7,135   38.86%    7,188   41.40%    7,208   39.84%    8,453   41.95%
Other                              -0-               -0-               -0-               -0-
                            -------  -------  -------  -------  -------  -------  -------  -------
  Total Gross Loans         $19,087  103.96%  $18,057  103.99%  $18,856  104.22%  $21,279  105.60%
Less:  Allowance              (654)   -3.56%    (622)   -3.58%    (691)   -3.82%   (1099)   -5.45%
Less:  Unearned Discount
       and Loan Fees           (74)   - .40%     (72)   - .41%     (72)   - .40%     (30)   - .15%
                            -------  -------  -------  -------  -------  -------  -------  -------
Loans:  Net                 $18,359  100.00%  $17,363  100.00%  $18,093  100.00%  $20,150  100.00%
                            =======  =======  =======  =======  =======  =======  =======  =======


                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

                             Nonperforming Assets

                            (Amounts in Thousands)

The following table sets forth information concerning the Bank's nonperforming assets as of the dates indicated.

                                                  December 31      March 31       June 30        June 30
                                                     1994            1994           1993           1992
                                                  -----------    -----------    -----------    -----------
Nonperforming loans:
  Non-accrual Loans                                  $  7           $  8           $ 43           $ 171
  Restructured Loans                                   -0-            -0-            -0-            -0-
                                                  -----------    -----------    -----------    -----------
     Total Nonperforming Loans                       $  7           $  8           $ 43           $ 171
Other Real Estate Owned Net                          $ 42           $ 42           $153           $ 652
                                                  -----------    -----------    -----------    -----------
     Total Nonperforming Assets                      $ 49           $ 50           $196           $ 823
                                                  ===========    ===========    ===========    ===========
Loans Past Due 90 days or more                       $ -0-            -0-            -0-            -0-
Allowance for Loan Losses                            $654            622            691           1,099
Ratio of Total Nonperforming Assets to Assets        0.12%          0.13%          0.55%          2.36%
Ratio of Total Nonperforming Loans to Loans          0.04%          0.04%          0.22%          0.80%
Ratio of Allowance to Nonperforming Loans         9342.86%       7775.00%       1606.98%        642.69%


                                      45


                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

                           Allowance for Loan Losses

                             (Amounts in Thousands)

The following table sets forth information regarding changes in the Bank's allowance for loan losses (ALL) for the periods indicated.

                                               12/31/94   3/31/94    6/30/93    6/30/92
                                               --------   -------    -------    -------
Balance of allowance for
loan losses at beginning
of period                                       $   622   $   691    $ 1,099    $ 1,164
Charge-offs:
 Commercial                                           0        18          8        534
 Consumer                                            23        48         23         85
 Real Estate                                          0         0         75          4
 Other                                                0         0          0          0
                                                -------   -------    -------    -------
  Total Charge-offs                                  23        66        106        623
Recoveries:
 Commercial                                          49        90         72         32
 Consumer                                             5         7         23         17
 Real Estate                                          1         0          3         11
 Other                                                0         0          0          0
                                                -------   -------    -------    -------
  Total Recoveries                                   55        97         98         60

Net Recoveries(Charge-offs)                          32        31         (8)      (563)
Provisions for loan losses
charged to operations                                 0      (100)      (400)       498
                                                -------   -------    -------    -------
Balance of allowance for
loan losses at end of
period                                          $   654   $   622    $   691    $ 1,099
                                                =======   =======    =======    =======
Average gross loans
outstanding during period                       $18,449   $18,817    $19,532    $24,869


                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

                           Allowance for Loan Losses

                            (Amounts in Thousands)


The following table sets forth the allowance for loan losses by loan category, based upon management's assessment of the risk associated with such categories, at the dates indicated.



                  December 31, 1994        March 31, 1994         June 30, 1993          June 30, 1992
                  -----------------      -----------------      -----------------      -----------------
                  Amount   Gross         Amount   Gross         Amount   Gross         Amount   Gross
                    of     Loans out-      of     Loans out-      of     Loans out-      of     Loans out-
                  Allow-   standing      Allow-   standing      Allow-   standing      Allow-   standing
                  ance                   ance                   ance                   ance
                  -----------------      -----------------      -----------------      -----------------
                                         (Dollars in Thousands)
Commercial        $ 515    $ 7,966       $ 478    $ 6,708       $ 506    $ 7,222       $  754   $ 8,316
Consumer             96      3,986         100      4,161         132      4,426          245     4,510
Real Estate          43      7,135          44      7,188          53      7,208          100     8,453
                  -----------------      -----------------      -----------------      -----------------
     TOTAL        $ 654    $19,087       $ 622    $18,057       $ 691    $18,856       $1,099   $21,279
                  =================      =================      =================      =================


                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

          Loan Maturities and Sensitivity to Changes in Interest Rates

                             (Amounts in Thousands)

                                            December 31, 1994
                               -------------------------------------------
                                           Maturing
                                Maturing   After One
                                 in One       Year      Maturing
                                Year or     Through    After Five
                                  Less     Five Years    Years      Total
                               ----------  ----------  ----------  -------
Commercial                       $3,805      $3,021      $1,140    $ 7,966
Consumer                            940       2,465         581      3,986
Real Estate                         801       2,449       3,885      7,135
                                 ------      ------      ------    -------
                                 $5,546      $7,935      $5,606    $19,087


                                  Due in    Due After
                                 One Year   One Year       Total
                                 --------   ---------     -------
Loans at Fixed Int. Rate           $1,445     $13,541     $14,986
Loans at Variable Int. Rate         4,101           0       4,101
                                  -------     -------     -------
                                   $5,546     $13,541     $19,087


                                             March 31, 1994
                               -------------------------------------------
                                           Maturing
                                Maturing   After One
                                 in One      Year       Maturing
                                Year or     Through    After Five
                                  Less     Five Years    Years      Total
                               ----------  ----------  ----------  -------
Commercial                         $3,274      $2,407     $ 1,027  $ 6,708
Consumer                              954       2,636         571    4,161
Real Estate                           909       2,574       3,705    7,188
                                  -------     -------     -------  -------
                                   $5,137      $7,617     $ 5,303  $18,057


                                  Due in    Due After
                                 One Year   One Year       Total
                                 --------   ---------     -------
Loans at Fixed Int. Rates         $ 1,086     $12,920     $14,006
Loans at Variable Int. Rates        4,051           0       4,051
                                  -------     -------     -------
                                  $ 5,137     $12,920     $18,057


                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

                                  Investments

                             (Amounts in Thousands)

The following table sets forth the book value of the securities in the Bank's portfolio by type at the date indicated.


                                       12/31/94   3/31/94   6/30/93   6/30/92
                                       --------  --------  --------  --------
U.S. Treasury                           $ 5,779   $ 4,769   $ 4,801   $5,321
U.S. Gov't. Agencies                      4,730     4,142     3,597      572
State & Political Subdiv.                   719     1,003     1,187      769
Other                                     1,103     1,201       619      124
Held for Sale Securities                      0         0         0        0
 Total Securities                       -------   -------   -------   ------
                                        $12,331   $11,115   $10,204   $6,786
                                        =======   =======   =======   ======


                          FIRST AMERICAN NATIONAL BANK
                        Selected Statistical Disclosure
                                  Investments
                             (Amounts in Thousands)

                                          December 31, 1994      March 31, 1994
                                          -------------------   ----------------
     Type & Maturity                       Yield(1)    Amount   Yield(1)  Amount
     ---------------                      -------------------   ----------------
U.S.Treasury:
 One year or less                             4.80%    $ 4,228    4.20%    $ 1,990
 Over one through 5 years                     6.32%      1,551    4.65%      2,779
 Over 5 through 10 years                      0.00%          0    0.00%          0
 Over 10 years                                0.00%          0    0.00%          0
                                             -----     -------   -----     -------
    Total                                     5.22%    $ 5,779    4.46%    $ 4,769
U.S. Government Agencies:
 One year or less                             5.45%    $   695    0.00%          0
 Over one through 5 years                     4.20%      2,251    4.28%      2,252
 Over 5 through 10 years                      4.67%        519    4.40%        522
 Over 10 years                                7.32%      1,265    6.04%      1,368
                                             -----     -------   -----     -------
    Total                                     5.27%    $ 4,730    4.93%    $ 4,142
States & Political Subdiv:
 One year or less                             6.00%    $    75    6.10%    $   200
 Over one through 5 years                     4.39%        644    4.80%        803
 Over 5 through 10 years                      0.00%          0    0.00%          0
 Over 10 years                                0.00%          0    0.00%          0
                                             -----     -------   -----     -------
    Total                                     4.53%    $   719    5.06%    $ 1,003
Certificates of Deposit:
 One year or less                             4.52%    $   593    4.69%    $   197
 Over one through 5 years                     4.68%        483    4.49%        978
 Over 5 through 10 years                      0.00%          0    0.00%          0
 Over 10 years                                0.00%          0    0.00%          0
                                             -----     -------   -----     -------
    Total                                     4.60%    $ 1,076    4.52%    $ 1,175
Total Investment Sec:
 One year or less                             4.87%    $ 5,591    4.40%    $ 2,387
 Over one through 5 years                     4.95%      4,930    4.53%      6,812
 Over 5 through 10 years                      4.67%        519    4.40%        522
 Over 10 years                                6.96%      1,265    6.82%      1,368
                                             -----     -------   -----     -------
    Total                                     5.12%    $12,305    4.78%    $11,089
No Contractual Maturity                       6.00%    $    27    6.00%    $    26
                                             -----     -------   -----     -------
Total Investment Sec.                         5.12%    $12,331    4.78%    $11,115

(1) Yields were determined by dividing aggregate annual interest income by aggregate book value.

                         FIRST AMERICAN NATIONAL BANK

                        Selected Statistical Disclosure

     Time Certificates of Deposit and Other Time Deposits in Denominations

                    of $100,000 or More at Indicated Dates

                            (AMOUNTS IN THOUSANDS)



                                                     Over
                       Three      Six      Twelve    Twelve
                       Months    Months    Months    Months    Total
                       ------    ------    ------    ------    ------
December 31, 1994        $512       500       516       100    $1,628
March 31, 1994           $603       600       317       200    $1,720
June 30, 1993            $602       211       601       224    $1,638
June 30, 1992          $1,101       407       600       115    $2,222



                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

       As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS

       Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1994, aggregate dividends of at least $361.4 million without obtaining prior regulatory approval and without reducing the capital of the banks below their respective minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

       If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

       Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

       Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

       The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of certain of its subsidiary banks, is subject to such provisions.

  CAPITAL REQUIREMENTS

       Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board's final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At December 31, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 9.89% and 12.23%, respectively, and Norwest's leverage ratio was 6.94%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. The FDIC has also issued proposed rules prescribing standards relating to certain other of the management and operational standards listed above. The full impact of such rule and guidelines and proposed standards on Norwest cannot yet be ascertained.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At December 31, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE

       Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate ranging from 23 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 26 cents to 30 cents. The FDIC has proposed regulations that would assign an annual FDIC assessment rate for BIF member institutions ranging from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest incurred $79.2 million of FDIC insurance expense in 1994.

                                    EXPERTS

       The consolidated financial statements of Norwest and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The financial statements of the Bank as of December 31, 1994 and March 31, 1994, and for the nine months then ended, included in this Proxy Statement-Prospectus have been audited by McGladrey and Pullen, LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL OPINION

       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Consolidation Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest. At December 31, 1994, Mr. Stroup was the beneficial owner of approximately 108,607 shares and held options to acquire 207,410 additional shares of Norwest Common Stock.


                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of the Bank desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                              FINANCIAL STATEMENTS
                                       OF
                          FIRST AMERICAN NATIONAL BANK


                                     INDEX
                                     -----

                                                                    PAGE
                                                                    ----
Independent Auditor's Report                                         F-2

Balance Sheets for Nine Months Ended December 31, 1994 and           F-3
March 31, 1994

Statements of Income for Nine Months Ended December 31, 1994         F-4
and March 31, 1994

Statements of Changes in Stockholders' Equity for the Nine Months    F-5
Ended December 31, 1994 and March 31, 1994

Statements of Cash Flows for the Nine Months Ended December 31,      F-6
1994 and March 31, 1994

Notes to Financial Statements                                        F-8


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
First American National Bank
Chandler, Arizona

We have audited the accompanying balance sheets of First American National Bank as of December 31 and March 31, 1994, and the related statements of income, stockholders' equity, and cash flows for the nine month periods then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First American National Bank as of December 31 and March 31, 1994, and the results of its operations and its cash flows for the nine month periods then ended in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen, LLP


Phoenix, Arizona
February 10, 1995

                         FIRST AMERICAN NATIONAL BANK

- ------------------------------------------------------------------------------------
                                 BALANCE SHEETS
                         December 31 and March 31, 1994

                                                            December 31    March 31
- ------------------------------------------------------------------------------------
                     ASSETS

Cash and due from banks (Note 2)                             $2,394,060   $2,573,305
Federal funds sold                                            6,675,000    6,650,000
                                                            ------------------------
      Cash and cash equivalents                               9,069,060    9,223,305
Securities held to maturity (fair value December 31, 1994
   $11,866,693; March 31, 1994 $11,005,183) (Note 3)         12,331,667   11,115,187
Loans, net (Notes 4, 10, and 11)                             18,359,157   17,363,411
Bank premises and equipment, net (Note 5)                       773,686      815,452
Accrued income receivable                                       196,645      190,527
Other real estate owned                                          42,301       42,301
Other assets                                                    143,910      103,971
                                                            ------------------------
                                                            $40,916,426  $38,854,154
                                                            ========================
       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits (Note 6):
   Interest bearing                                         $25,645,681  $26,991,509
   Noninterest bearing                                       12,258,624    9,186,015
                                                            ------------------------
                                                             37,904,305   36,177,524
   Accrued interest and other liabilities                       249,547      233,103
                                                            ------------------------
                                                             38,153,852   36,410,627
                                                            ------------------------
COMMITMENTS AND CONTINGENCIES (Notes 9, 10, and 12)

STOCKHOLDERS' EQUITY (Notes 8 and 13)
  Common stock, $2.50 par value;
   authorized 1,000,000 shares                                  283,990      283,990
  Surplus                                                       595,980      595,980
  Retained earnings                                           1,882,604    1,563,557
                                                            ------------------------
                                                              2,762,574    2,443,527
                                                            ------------------------
                                                            $40,916,426  $38,854,154
                                                            ========================

===============================================================================

                      See Notes to Financial Statements

===============================================================================

                         FIRST AMERICAN NATIONAL BANK

- ------------------------------------------------------------------------------

                              STATEMENTS OF INCOME
                Nine Months Ended December 31 and March 31, 1994

                                                   December 31       March 31
- ------------------------------------------------------------------------------
Interest income on:
  Loans                                             $1,381,414      $1,402,962
  Securities held to maturity                          472,695         406,350
  Federal funds sold                                   150,961         122,156
                                                    --------------------------
                                                     2,005,070       1,931,468
Interest expense on deposits                           622,779         643,699
                                                    --------------------------
      Net interest income                            1,382,291       1,287,769

Provision for possible loan losses (recoveries)
  (Note 4)                                                   -        (100,000)
                                                    --------------------------
      Net interest income after provision for
        possible loan losses (recoveries)            1,382,291       1,387,769
                                                    --------------------------
Other income:
  Service fees                                         224,568         208,798
  Other                                                 32,095          33,470
                                                    --------------------------
                                                       256,663         242,268
                                                    --------------------------
Other expenses:
  Salaries and employee benefits                       601,655         604,223
  Occupancy (Note 10)                                  228,004         235,029
  Professional fees                                     47,471          76,474
  Regulatory fees                                       74,371          80,283
  Data processing                                       95,430          86,123
  Supplies, printing and advertising                    57,488          68,620
  Directors' fees and bonuses                           30,939          28,604
  Other operating expenses                              75,324          42,224
                                                    --------------------------
                                                     1,210,682       1,221,580
                                                    ==========================
      Income before income tax expenses                428,272         408,457
Federal and state income taxes (Note 7)                109,225          74,600
                                                    --------------------------
      Net income                                    $  319,047      $  333,857
                                                    ==========================


===============================================================================

                      See Notes to Financial Statements

===============================================================================

                         FIRST AMERICAN NATIONAL BANK

- -------------------------------------------------------------------------------

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                Nine Months Ended December 31 and March 31, 1994

- -------------------------------------------------------------------------------

                                   Common stock
                                --------------------
                                                                        Retained
                                 Shares      Amount        Surplus      earnings        Total
                                ----------------------------------------------------------------
Balance, June 30, 1993          113,596     $283,990      $595,980     $1,229,700     $2,109,670
  Net income                          -            -             -        333,857        333,857
                                ----------------------------------------------------------------
Balance, March 31, 1994         113,596     $283,990      $595,980     $1,563,557     $2,443,527
  Net income                          -            -             -        319,047        319,047
                                ----------------------------------------------------------------
Balance, December 31, 1994      113,596     $283,990      $595,980     $1,882,604     $2,762,574
                                ================================================================

===============================================================================

                      See Notes to Financial Statements

===============================================================================

                         FIRST AMERICAN NATIONAL BANK

- ------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
                Nine Months Ended December 31 and March 31, 1994

                                                               December 31     March 31
- ----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                   $   319,047   $   333,857
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation                                                    45,481        56,883
    Provision for loan losses (recoveries)                               -      (100,000)
    Amortization (accretion) of premium (discount), net           (104,674)       29,846
    Gain on sale of other real estate owned                              -        (9,515)
    Changes in assets and liabilities:
      Accrued income receivable                                     (6,118)       27,426
      Other assets                                                 (39,939)       18,036
      Accrued interest and other liabilities                        16,444        33,083
                                                               -------------------------
          Net cash provided by operating activities                230,241       389,616
                                                               -------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of securities held to maturity        6,176,372     3,276,669
  Purchase of securities held to maturity                       (7,288,178)   (4,218,097)
  Loans made to customers, net                                    (995,746)      828,674
  Proceed from sales of other real estate owned                          -       119,905
  Purchase of premises and equipment                                (3,715)       (1,436)
                                                               -------------------------
          Net cash provided by (used in) investing activities   (2,111,267)        5,715
                                                               -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in interest bearing deposits          (1,345,828)    1,515,310
  Net increase in noninterest bearing deposits                   3,072,609     1,341,228
                                                               -------------------------
          Net cash provided by financing activities              1,726,781     2,856,538
                                                               -------------------------
          Increase (decrease) in cash and cash equivalents        (154,245)    3,251,869
Cash and cash equivalents:
  Beginning                                                      9,223,305     5,971,436
                                                               -------------------------
  Ending                                                       $ 9,069,060   $ 9,223,305
                                                               =========================

                                  (Continued)

                         FIRST AMERICAN NATIONAL BANK

- ------------------------------------------------------------------------------

                     STATEMENTS OF CASH FLOWS (Continued)
                Nine Months Ended December 31 and March 31, 1994

                                                               December 31     March 31
- ----------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash payments for:
    Interest paid to depositors                                $   626,603   $   647,198
                                                               =========================
    Income taxes (net of refunds 1994 $0; 1993 $290,159)       $    83,506   $    41,550
                                                               =========================

===============================================================================

                      See Notes to Financial Statements

===============================================================================

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 1.
                        SIGNIFICANT ACCOUNTING POLICIES

- --------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS:

  For purposes of reporting cash flows, cash and due from banks includes cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated by the Bank and deposits are reported net.

  The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

SECURITIES:

  Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

  The Bank has classified all of its securities as held to maturity.

LOANS:

  Loans are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for possible loan losses.

  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

  Unearned interest on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.


                                  (Continued)

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================

                              NOTE 1. (Continued)
                        SIGNIFICANT ACCOUNTING POLICIES

- -------------------------------------------------------------------------------

  Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life. Commitment fees based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

BANK PREMISES AND EQUIPMENT:

  Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over estimated lives of 3 to 20 years. The estimated life of leasehold improvements is determined to be the lesser of the respective life of the lease or the estimated useful life of the improvement.

OTHER REAL ESTATE OWNED:

  Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary.

INCOME TAXES:

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  The Bank files its tax returns on a calendar year basis.



                                  (Continued)

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================

                              NOTE 1. (Continued)
                        SIGNIFICANT ACCOUNTING POLICIES

- -------------------------------------------------------------------------------

CURRENT ACCOUNTING DEVELOPMENTS:

  In December 1991, the Financial Accounting Standards Board issued Statement No. 107, Disclosures About Fair Value of Financial Instruments. The Statement requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The disclosures include the methods and assumptions used to estimate the fair value if quoted market prices are not available. Statement 107 will first be required for the Bank's year that ends December 31, 1995.

  Effective January 1, 1995, the Bank adopted Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan and Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, with no material effect on its financial statements. The Statements generally require impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an alternative, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

RECLASSIFICATION:

  Certain amounts in the March 31, 1994 financial statements have been reclassified to confirm to the December 31, 1994 presentation, with no effect in net income or stockholders' equity.



                                    NOTE 2.
                    RESTRICTIONS ON CASH AND DUE FROM BANKS

- ------------------------------------------------------------------------------

The Bank is required to maintain reserve balances in cash or on deposit with Federal Reserve Banks. The total of those reserve balances was approximately $206,000 and $188,000 at December 31 and March 31, 1994, respectively.

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 3.
                                  SECURITIES

- --------------------------------------------------------------------------------

Effective January 1, 1994, the Bank adopted Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities which requires the Bank to classify investment securities as trading, held for sale or held to maturity. Investments classified as trading and available for sale are to be valued at their fair market value while investment securities classified as held to maturity are valued at cost. The Bank classified all of its investment portfolio as held to maturity. No amounts were classified as available for sale or trading. The adoption of this statement did not have a material effect on the financial statements of the Bank.

Carrying amounts and fair values of securities being held to maturity are summarized as follows:

                                             December 31, 1994
                              -----------------------------------------------
                                             Gross        Gross
                               Amortized   unrealized  unrealized      Fair
                                  cost       gains       losses        value
                              ------------------------------------------------
U.S. Treasury securities      $ 5,779,893     $     -   $129,788   $ 5,650,105
U.S. Government agencies        4,730,002         490    302,699     4,427,793
Municipal securities              719,254           -     32,977       686,277
Certificates of deposits        1,076,118           -          -     1,076,118
Federal Reserve Bank stock         26,400           -          -        26,400
                              ------------------------------------------------
                              $12,331,667     $   490   $465,464   $11,866,693
                              ================================================

                                               March 31, 1994
                              ------------------------------------------------
                                             Gross        Gross
                               Amortized   unrealized  unrealized      Fair
                                  cost       gains       losses        value
                              ------------------------------------------------
U.S. Treasury securities      $ 4,768,676     $ 6,362   $ 53,378   $ 4,721,660
U.S. Government agencies        4,141,897       4,637     88,559     4,057,975
Municipal securities            1,003,096      20,934          -     1,024,030
Certificates of deposits        1,175,118           -          -     1,175,118
Federal Reserve Bank stock         26,400           -          -        26,400
                              ------------------------------------------------
                              $11,115,187     $31,933   $141,937   $11,005,183
                              ------------------------------------------------

                                  (Continued)

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================

                              NOTE 3. (Continued)
                                   SECURITIES

- -------------------------------------------------------------------------------

The amortized cost and fair value of securities being held to maturity as of December 31, 1994 by contractual maturity are shown below. The Federal Reserve Bank stock is not included in the following maturity summary as there is no maturity date.

                                               Amortized     Fair
                                                  cost       value
                                              ------------------------
  Due in one year or less                     $ 5,516,139  $ 5,483,608
  Due after one year through 5 years            4,930,629    4,656,103
  Due after 5 years through ten years             518,879      461,089
  Due after 10 years                            1,339,620    1,239,493
                                              ------------------------
                                              $12,305,267  $11,840,293
                                              ========================

Securities being held to maturity with a carrying amount of approximately $1,980,000 and $1,900,000 at December 31 and March 31, 1994, respectively, were pledged as collateral on public deposits, a federal funds line of credit and for other purposes as required or permitted by law.

There were no sales of securities for the nine month periods ended December 31 and March 31, 1994.

                                    NOTE 4.
                                     LOANS
- ------------------------------------------------------------------------------

The composition of net loans is as follows:

                                              December 31    March 31
                                              ------------------------
Commercial                                    $ 7,965,684  $ 6,707,683
Residential real estate                         7,135,136    7,188,037
Consumer installment                            3,985,959    4,161,454
                                              ------------------------
                                               19,086,779   18,057,174
                                              ------------------------
Deduct:
  Unearned discount                                27,405       35,129
  Unearned net loan fees                           46,081       36,061
  Allowance for loan losses                       654,136      622,573
                                              ------------------------
                                                  727,622      693,763
                                              ------------------------
Loans, net                                    $18,359,157  $17,363,411
                                              ========================



                                  (Continued)

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                              NOTE 4. (Continued)
                                     LOANS

- -------------------------------------------------------------------------------

Changes in the allowances for loan losses are as follows for the nine months ended December 31 and March 31, 1994:

                                                 December 31    March 31
                                                 ------------------------
Balance, beginning                                $  622,573   $  691,369

  Provision credited to expense                            -     (100,000)

  Recoveries of amounts charged off                   54,559       97,659
                                                 ------------------------
                                                     677,132      689,028

  Amounts charged off                                 22,996       66,455
                                                 ------------------------

Balance, ending                                   $  654,136   $  622,573
                                                  =======================

The Bank makes commercial, residential and consumer installment loans to customers primarily in the East Valley Communities of the Phoenix, Arizona metropolitan area. Although the Bank's loan portfolios are diversified, loans totalling approximately $13,300,000 have real estate as the primary source of collateral. The Bank's lending policies for real estate customers require loans to be well-collateralized and supported by cash flows. Credit losses from loans related to the real estate economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional real estate economy is taken into consideration by management in determining the allowance for loan losses.

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 5.
                          BANK PREMISES AND EQUIPMENT

- -------------------------------------------------------------------------------

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                             December 31   March 31
                                             ----------------------

Land                                          $  415,397  $  415,397
Building                                         380,349     380,349
Furniture and fixtures                           601,227     605,979
Leasehold improvements                           147,704     147,704
Automobile                                        22,582      22,582
                                             -----------------------
                                               1,567,259   1,572,011
Less accumulated depreciation                    793,573     756,559
                                             -----------------------

                                              $  773,686  $  815,452
                                             =======================


                                    NOTE 6.
                                   DEPOSITS

- -------------------------------------------------------------------------------

The composition of deposits is as follows:

                                              December 31   March 31
                                              ------------------------
Demand                                        $12,258,624  $ 9,186,015
NOW and money market accounts                  11,975,653   11,963,083
Savings                                         2,806,549    2,828,312
Time certificates, $100,000 or more             1,627,867    1,719,974
Other time certificates                         9,235,612   10,480,140
                                              ------------------------

                                              $37,904,305  $36,177,524
                                              ========================

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 7.
                               INCOME TAX MATTERS

- -------------------------------------------------------------------------------

The net deferred tax asset consists of the following components as of December 31 and March 31, 1994:

                                                 December 31  March 31
                                                 ----------------------
Deferred tax assets                               $ 330,000   $ 352,000
  Less valuation allowance                         (285,000)   (310,000)
                                                 ----------------------

                                                     45,000      42,000
Deferred tax liability                              (45,000)    (42,000)
                                                 ----------------------

                                                  $       -   $       -
                                                 ======================

Taxable temporary differences giving rise to the deferred tax liability is related to the conversion from accrual to cash basis for income tax reporting purposes. Deductible differences giving rise to the deferred tax assets are related to the allowance for possible loan losses, bank premises and equipment, and an approximate $700,000 Arizona net operating loss carryforward.

The Bank has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes will be realized during the next year. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible differences and carryforwards are expected to be available to reduce taxable income.

The provision for income taxes charged to income before taxes for the nine months ended December 31 and March 31, 1994 is all current tax expense.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the nine month periods ended December 31 and March 31, 1994 due to the following:

                                                   December 31   March 31
                                                   ----------------------
Computed "expected" tax expense                     $150,000     $143,000
Increase (decrease) in income taxes resulting
 from the following:
  State income taxes                                  26,000       35,000
  Nontaxable interest income                         (15,000)           -
  Realization of deferred tax asset for which a
   valuation allowance had been provided             (26,000)     (78,500)
  Other                                              (25,775)     (24,900)
                                                   ----------------------

                                                    $109,225     $ 74,600
                                                   ======================

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 8.
                               REGULATORY MATTERS

- -------------------------------------------------------------------------------

Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Regulations also require the Bank to maintain certain minimum capital levels in relation to assets. Capital is measured using a leverage ratio as well as based on risk-weighing assets according to regulatory guidelines. A comparison of the Bank's actual regulatory capital as of December 31, 1994 with minimum requirements for well capitalized and adequately capitalized banks, as defined by regulation, is shown below:

                                            Minimum requirements
                                         --------------------------
                             December
                             31, 1994       Well        Adequately
                              actual     capitalized    capitalized
                             --------------------------------------
Tier 1 risk-based capital     13.9%          6.0%          4.0%
Total risk-based capital      15.5%         10.0%          8.0%
Leverage ratio                 6.8%          5.0%          4.0%


                                    NOTE 9.
                                  401(k) PLAN

- -------------------------------------------------------------------------------

During the year ended June 30, 1993, the Bank adopted a contributory profit-sharing plan. The plan allows contributions by employees, subject to limitations, under Section 401(k) of the Internal Revenue Code. The Bank matches the lesser of 50% of the employee's contribution or 6% of the employee's gross compensation. To be eligible, an employee must have attained the age of 21 and completed one year of service. The Bank's matching contribution totaled $11,338 and $10,937 for the nine month periods ended December 31 and March 31, 1994, respectively. The employer and employee contributions vest immediately.

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 10.
                         COMMITMENTS AND CONTINGENCIES

- -------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. A summary of the Bank's approximate commitments is as follows:

                                December 31    March 31
                                ------------------------
Commitments to extend credit     $2,800,000   $2,560,000
Standby letters of credit           203,000      225,000
                                 -----------------------
                                 $3,003,000   $2,785,000
                                 =======================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.



                                  (Continued)

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                              NOTE 10. (Continued)
                         COMMITMENTS AND CONTINGENCIES

- -------------------------------------------------------------------------------

CONCENTRATIONS OF CREDIT RISK:

All of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area. Municipal investments in securities (see Note 3) also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The standby letter of credit was granted to a commercial borrower. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $512,000. In addition, the Bank has $6,675,000 of federal funds sold to three banks.

LEASE COMMITMENTS:

The Bank leases two of its office buildings under operating leases from a partnership consisting of three members of its board of directors. One lease requires monthly payments of $4,506 through December 1997, and is renewable for one three-year period. The second lease requires monthly payments of $2,659 through August 1995, and is renewable for one five year period.

At December 31, 1994, approximate future lease commitments under these agreements are as follows:


Years ending
December 31,
- ------------
    1995                     $ 75,000
    1996                       54,000
    1997                       54,000
                             --------
                             $183,000
                             ========

Rent expense for the above leases totaled approximately $64,000 for the nine month periods ended December 31 and March 31, 1994 and is included in occupancy expense.

FEDERAL FUNDS PURCHASE LINE OF CREDIT:

The Bank has been extended a $1,000,000 Federal Funds purchase line of credit. Federal Funds purchased were $0 at December 31 and March 31, 1994.

===============================================================================

                         FIRST AMERICAN NATIONAL BANK
                         Notes to Financial Statements

===============================================================================


                                    NOTE 11.
                       TRANSACTIONS WITH RELATED PARTIES

- -------------------------------------------------------------------------------

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties were as follows for the nine months ended December 31 and March 31, 1994:

                                                 December 31   March 31
                                                 ----------------------
Balance, beginning                                $574,802     $415,843
  New loans                                          4,225      208,328
  Repayments                                       (74,251)     (49,369)
                                                  ---------------------
Balance, ending                                   $504,776     $574,802
                                                  =====================
Maximum balance during the year                   $574,802     $585,757
                                                  =====================

Loan activity for loans categorized as revolving-lines or plus-lines have been presented as a net amount above.


                                    NOTE 12.
                        MERGER WITH NORWEST CORPORATION

- -------------------------------------------------------------------------------

On November 21, 1994, First American National Bank entered into an Agreement and Plan of Reorganization with Norwest Corporation. Under the terms of this agreement, the transaction will be treated as a pooling of interest with the First American National Bank stockholders exchanging their stock for stock in Norwest Corporation. This merger is contingent upon governmental regulatory and stockholder approval.


                                    NOTE 13.
                                SUBSEQUENT EVENT

- -------------------------------------------------------------------------------

The Bank paid dividends totaling $48,846 on February 1, 1995.

                                   APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION,

                                      AND

                  FORM OF AGREEMENT AND PLAN OF CONSOLIDATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION


          AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 21st day of November, 1994, by and between FIRST AMERICAN NATIONAL BANK ("FANB"), a national banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

          WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will consolidate with and into FANB (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of FANB of the par value of $2.50 per share ("FANB Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

          NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

          1.  BASIC PLAN OF REORGANIZATION

          (a)  Consolidation.
               -------------

              (i) Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Consolidation Co.") will be consolidated by statutory consolidation with and into FANB, under the charter of FANB, pursuant to the provisions of (S)215 of the National Bank Act ("National Bank Act") and pursuant to the Consolidation Agreement, in which consolidation each share of FANB Common Stock outstanding immediately prior to the "Effective Time of the Consolidation" (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock equal to 193,000 divided by 113,596 or such greater or lesser number of shares of FANB Common Stock then outstanding.

              (ii) The Consolidation shall become effective at 12:01 a.m. Arizona time on the date (the "Effective Date of the Consolidation") specified in the Certificate of Approval of Consolidation to be issued by the Office of the Comptroller of the Currency ("Comptroller"), which date shall be the "Closing Date" established in paragraph 1(d) below (the "Effective Time of the Consolidation").

          (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of FANB Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of FANB Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of FANB Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Consolidation.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d) Mechanics of Closing Consolidation. Subject to the terms and conditions set forth herein, the Consolidation Agreement shall be executed and it shall be filed with the Comptroller and the Closing of the Consolidation will occur on a mutually agreeable date, which date shall be no later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration of all required waiting periods. At the Effective Time of the Consolidation on the Effective Date of the Consolidation, the separate existence of Consolidation Co. shall cease and Consolidation Co. will be consolidated with and into FANB under the charter of FANB pursuant to the Consolidation Agreement.

     The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF FANB. FANB represents and warrants to Norwest as follows:

     (a) Organization and Authority. FANB is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on FANB and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. FANB has furnished Norwest true and correct copies of its Articles of Association and by-laws, as amended.

     (b) FANB's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of FANB's subsidiaries as of the date hereof (individually a "FANB Subsidiary" and collectively the "FANB Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by FANB. No equity security of any FANB Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any FANB Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by FANB are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each FANB Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), FANB does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of FANB consists of 1,000,000 shares of common stock, $2.50 par value, of which as of the close of business on June 30, 1994, 113,596 shares were outstanding and no shares were held in the treasury. The maximum number of shares of FANB Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute FANB Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 113,596. All of the outstanding shares of capital stock of FANB have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating FANB or any FANB Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of FANB or any FANB Subsidiary. Except as set forth on Schedule 2(c), since June 30, 1994 no shares of FANB capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by FANB or any FANB Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of FANB.

     (d) Authorization. FANB has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by FANB and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of FANB. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over FANB as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of FANB enforceable against FANB in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by FANB of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by FANB with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of FANB or any FANB Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FANB or any FANB Subsidiary is a party or by which it may be bound, or to which FANB or any FANB Subsidiary or any of the properties or assets of FANB or any FANB Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of FANB, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FANB or any FANB Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by FANB of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) FANB Financial Statements. The consolidated balance sheets of FANB and FANB's Subsidiaries as of June 30, 1993 and 1992 and March 31, 1994 and related consolidated statements of income, shareholders' equity and cash flows for the two years and nine months ended March 31, 1994, together with the notes thereto, certified by McGladrey and Pullen, and the unaudited consolidated statements of financial condition of FANB and FANB's Subsidiaries as of August 31, 1994 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three months then ended (collectively, the "FANB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of FANB and FANB's Subsidiaries at the dates and the consolidated results of operations and cash flows of FANB and FANB's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1988, FANB and each FANB Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file (if applicable) with (i) the Securities Exchange Commission ("SEC"), (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Comptroller and
(v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "FANB Reports". As of their respective dates, the FANB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the FANB Reports have been made available to Norwest by FANB.

     (g) Properties and Leases. Except as may be reflected in the FANB Financial Statements and except for any lien for current taxes not yet delinquent, FANB and each FANB Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in FANB's consolidated balance sheet as of June 30, 1994 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to FANB or any FANB Subsidiary pursuant to which FANB or such FANB Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by FANB or such FANB Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all FANB's and each FANB Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of FANB and the FANB Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of FANB and the FANB Subsidiaries for the fiscal year ended December 31, 1990, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h),
(i) neither FANB nor any FANB Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of FANB or any FANB Subsidiary which has not been settled, resolved and fully satisfied. Each of FANB and the FANB Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1994, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of FANB and the FANB Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1993 there has been no change in the business, financial condition or results of operations of FANB or any FANB Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of FANB and the FANB Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither FANB nor any FANB Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by FANB or such FANB Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of FANB or any FANB Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, FANB or any FANB Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease or contract with annual rental or other payments aggregating $20,000 or more.

     (k) Litigation and Other Proceedings. FANB has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for FANB with respect to loss contingencies as of December 31, 1993, and (ii) a written list of legal and regulatory proceedings filed against FANB or any FANB Subsidiary since said date. Neither FANB nor any FANB Subsidiary is a party to any pending or, to the best knowledge of FANB, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of FANB and the FANB Subsidiaries taken as a whole.

     (l) Insurance. FANB and each FANB Subsidiary is presently insured, and, except as set forth on Schedule 2(l), during each of the past five calendar years (or during such lesser period of time as FANB has owned such FANB Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. FANB and each FANB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of FANB or such FANB Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of FANB, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by FANB and each FANB Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither FANB nor any FANB Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except as set forth on Schedule 2(m), neither FANB nor any of the FANB Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor have any of them been advised by Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum or understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of FANB or any FANB Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of FANB and the FANB Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving FANB or any FANB Subsidiary is pending or, to the best knowledge of FANB, threatened. Neither FANB nor any FANB Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of FANB or such FANB Subsidiary. Employees of FANB and the FANB Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of FANB no officer or director of FANB or any FANB Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FANB or any FANB Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from FANB or any FANB Subsidiary to any present officer, director, or related interest of any such person which was required under Regulation O of the Federal Reserve Board ("Reg. O") to be approved by or reported to FANB's or such FANB Subsidiary's Board of Directors and a correct list of all transactions subject to the restrictions of Sections 23A and 23B of the Federal Reserve Act ("23A and 23B"). Except as set forth on Schedule 2(o), all such loans or transactions were made in compliance with the requirements of Reg. O and 23A and 23B as the case may be.

  (p)  FANB Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which FANB or any FANB Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by FANB or any FANB Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No
  Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), FANB or the FANB subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. FANB knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of FANB, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of FANB, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to FANB and the FANB Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of FANB or any FANB Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding FANB and the FANB Subsidiaries supplied or to be supplied by FANB for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of FANB Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to FANB's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which FANB and the FANB Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither FANB nor any FANB Subsidiary is under any obligation, contingent or otherwise, which will survive the Consolidation by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Neither FANB nor any FANB Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FANB or any FANB Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

  (t) Fiduciary Activities. Except as set forth on Schedule 2(t), neither FANB nor any FANB subsidiary has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

  (u) No Defaults. Neither FANB nor any FANB Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon FANB and the FANB Subsidiaries, taken as a whole. To the best of FANB's knowledge, all parties with whom FANB or any FANB Subsidiary has material leases, agreements or contracts or who owe to FANB or any FANB Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the FANB Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on FANB or any FANB Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of FANB's knowledge, threatened against FANB or any FANB

Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon FANB and FANB's Subsidiaries taken as a whole; to the best of FANB's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of FANB's knowledge neither FANB nor any FANB Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. There are no environmental assessments, reports, studies or other related information with respect to the bank facilities or the non-residential OREO properties.

  3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to FANB as follows:

  (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 1994, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and 35,125 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1994, 315,537,227 shares were outstanding and 7,627,247 shares were held in the treasury.

  (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

  Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

  (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick, L.L.P. and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 10-K/A dated May 13, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1994 and the related unaudited consolidated statements of income and cash flows for the six months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1988, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1994 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1993, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of June 30, 1994 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o)  Norwest Benefit Plans.

          (i) As of September 1, 1994, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Consolidation Co. As of the Closing Date, Consolidation Co. will be an interim national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of the United States.

  4.  COVENANTS OF FANB.  FANB covenants and agrees with Norwest as follows:

  (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, FANB, and each FANB Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of FANB and each FANB Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on FANB and the FANB Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick, L.L.P.) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of FANB herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, FANB and each FANB subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its Articles of Association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $20,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except payment of the dividend declared by FANB on October 24, 1994 and except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of FANB; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any FANB Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) The Board of Directors of FANB will duly call, and will cause to be held not later than fourty-five (45) days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, but in no event later than 22 "business days" (defined as any day on which the SEC accepts documents for filing) after the date Norwest proposes to mail its Prospectus to shareholders of FANB, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of FANB will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the National Bank Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) FANB will furnish or cause to be furnished to Norwest all the information concerning FANB and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of McGladrey and Pullen to use such opinion in such Registration Statement.

  (e) FANB will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of FANB to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

  (f) FANB will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) FANB will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to FANB and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to FANB's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to FANB, in the public domain, or later acquired by FANB from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

  (h) Neither FANB, nor any FANB Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of FANB or any FANB Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of FANB or any FANB Subsidiary except in the ordinary course of business, or (iv) to consolidate, consolidate or otherwise combine with FANB or any FANB Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to FANB or any FANB Subsidiary concerning any of the foregoing, FANB or such FANB Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

  (i) FANB shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j)  FANB and each FANB Subsidiary will take all action necessary or required
(i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Consolidation.

  (k) Neither FANB nor any FANB Subsidiary shall take any action which with respect to FANB would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

  (l) FANB shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of FANB who may reasonably be deemed an "affiliate" of FANB within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) FANB shall establish such additional accruals and reserves as may be necessary to conform FANB's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of FANB's business following the Consolidation and to provide for the costs and expenses relating to the consummation by FANB of the Consolidation and the other transactions contemplated by this Agreement.

  (n) FANB shall obtain, at its sole expense, Phase I environmental assessments for each bank facility owned by FANB and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. FANB shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

  (o) FANB shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility owned by FANB which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

  5.  COVENANTS OF NORWEST.  Norwest covenants and agrees with FANB as follows:

  (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Norwest will furnish to FANB all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of FANB, or in any statement or application made by FANB to any governmental body in connection with the transactions contemplated by this Agreement.

  (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of FANB pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the FANB shareholders, at the time of the FANB shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by FANB or any FANB subsidiary for use in the Registration Statement or the Prospectus.

  (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of FANB pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of FANB pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

  (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with FANB to obtain all such approvals and consents required by FANB.

  (h) Norwest will hold in confidence all documents and information concerning FANB and FANB's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with FANB (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to FANB.

  (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under the National Bank Act.

  (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Norwest shall consult with FANB as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Norwest shall give FANB written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit FANB and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by FANB or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

  6. CONDITIONS PRECEDENT TO OBLIGATION OF FANB. The obligation of FANB to effect the Consolidation shall be subject to the satisfaction at or before the Closing Date of the following further conditions, which may be waived in writing by FANB:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and the Norwest Subsidiaries taken as a whole as if made at the Closing Date.

  (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Consolidation Co. at or before the Closing Date.

  (c) FANB shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of FANB required for approval of a plan of consolidation in accordance with the provisions of FANB's Articles of Association and the National Bank Act.

  (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) The shares of Norwest Common Stock to be delivered to the stockholders of FANB pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) FANB shall have received an opinion, dated the Closing Date, of counsel to FANB, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of FANB Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of FANB will be the same as the basis of FANB Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of FANB will include the holding period of the FANB Common Stock, provided such shares of FANB Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Closing Date of the following conditions, which may be waived in writing by
Norwest:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to FANB and the FANB Subsidiaries taken as a whole as if made at the Closing Date; notwithstanding the foregoing, FANB's representations contained in paragraphs 2(m) and 2(o) shall be true and correct in all material respects and shall not have omitted to state any material fact.

  (b) FANB shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date.

  (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of FANB required for approval of a plan of consolidation in accordance with the provisions of FANB's Articles of Incorporation and the National Bank Act.

  (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of FANB, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to FANB or any FANB Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

  (f) FANB and each FANB Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to FANB's or such subsidiary's business required for the consummation of the Consolidation, and FANB and each FANB Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick, L.L.P. and McGladrey and Pullen opinions to that effect.

  (i) At any time since the date hereof the total number of shares of FANB Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute FANB Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 113,596.

  (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of FANB a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of FANB included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of FANB;

          (ii) the amounts reported in the interim quarterly financial statements of FANB agree with the general ledger of FANB;

          (iii) the annual and quarterly financial statements of FANB and the FANB Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from June 30, 1994 (or, if later, since the date of the most recent unaudited consolidated financial statements of FANB and the FANB Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of FANB and the FANB Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of FANB and the FANB Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of FANB and the FANB Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of FANB and the FANB Subsidiaries and have found them to be in agreement with financial records and analyses prepared by FANB included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) FANB and the FANB Subsidiaries considered as a whole shall not have sustained since December 31, 1993 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on FANB or any FANB Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon FANB and its subsidiaries taken as a whole.

     (n) Since June 30, 1994, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of FANB and the FANB Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) FANB shall have received an opinion, dated the Closing Date, of counsel to FANB, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of FANB Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of FANB will be the same as the basis of FANB Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of FANB will include the holding period of the FANB Common Stock, provided such shares of FANB Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

     (p) FANB shall have corrected to Norwest's satisfaction all of the regulatory compliance and violation of law problems and technical violations identified by Norwest in its due diligence examination of FANB, including but not limited to (i) errors or deficiencies in compliance with currency transaction reporting and exemption requirements of the Bank Secrecy Act, (ii) errors in calculating and disclosing adjustments for adjustable rate mortgages and other variable rate loans, (iii) omissions of or deficiencies in required appraisal, flood insurance documentation, title insurance documentation and corporate resolutions, (iv) deficiencies in disclosures relating to Truth in Lending, RESPA, Fair Housing and escrows and (v) deficiencies in truth in Saving disclosures, (vi) violations of Reg. O.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of FANB or any FANB Subsidiary as of the Effective Date of the Consolidation ("FANB Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each FANB employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to the new hire/rehire waiting period, unless prohibited by federal or state law, and not subject to any pre-existing condition exclusions, except for the Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation:

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each FANB Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by an FANB Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit.

     (b)  Employee Retirement Benefit Plans.

Each FANB Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to FANB and the FANB Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP to the extent that such FANB Employee was given credit for past service under the FANB 401(k) Plan, but not subject to the new hire/rehire waiting period unless prohibited by federal or state law ), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Each FANB Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

   9.  TERMINATION OF AGREEMENT.

   (a)  This Agreement may be terminated at any time prior to the Closing Date:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by September 1, 1995 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by FANB or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

   10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by FANB and FANB Subsidiaries shall be borne by FANB and FANB Subsidiaries, and all such expenses incurred by Norwest shall be borne by Norwest.

   11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

   12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

   13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

     If to Norwest:

          Norwest Corporation
          Sixth and Marquette
          Minneapolis, Minnesota  55479-1026
          Attention:  Secretary

     If to FANB:

          Mr. Eugene Hickey
          Chairman of the Board
          2990 North Dobson Road
          Chandler, AZ  85224

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Closing Date, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of FANB shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



NORWEST CORPORATION                    FIRST AMERICAN NATIONAL BANK



By: /s/ Kenneth R. Murray              By: /s/ Paul A. Rose
    -----------------------------          ----------------------------
Its:    Executive Vice President       Its:    President
    -----------------------------          ----------------------------

                                                                     EXHIBIT A



                      AGREEMENT AND PLAN OF CONSOLIDATION


     THIS AGREEMENT AND PLAN OF CONSOLIDATION (the "Consolidation Agreement") is dated as of _______________,1995, between FIRST AMERICAN NATIONAL BANK ("FANB") and NORWEST INTERIM BANK CHANDLER, NATIONAL ASSOCIATION
("Norwest Bank").


                                   PREAMBLE

     FANB and Norwest Bank acknowledge and confirm the following:

     (a) FANB is a national banking association having its principal office and place of business at 2990 Dobson Road, Chandler, AZ 85224.

     (b) As of ________________, FANB had a capital of $283,990, divided into 113,596 shares of common stock, par value $2.50 per share ("FANB Common Stock"), and surplus of $___________ and retained earnings of $___________.

     (c) Norwest Bank is a national banking association having its principal office and place of business at 2990 Dobson Road, Chandler, AZ 85224.

     (d) As of ________________, Norwest Bank had a capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Norwest Bank Common Stock"), and surplus of $20,000.

     (e) FANB and Norwest Corporation ("Norwest") have entered into an Agreement dated as of November 21, 1994 (the "Reorganization Agreement"), a copy of which has been presented to and approved by the Board of Directors of FANB and Norwest Bank, which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

     (f) A majority of the Board of Directors of FANB and a majority of the Board of Directors of Norwest Bank have duly approved this Consolidation Agreement and authorized its execution.

     (g) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code.

                                  AGREEMENTS


    IN CONSIDERATION OF THE PREMISES, FANB and Norwest Bank make this Consolidation Agreement and fix the terms and conditions of the consolidation of FANB and Norwest Bank as follows:

                                   SECTION 1

    1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, FANB and Norwest Bank (hereinafter collectively called "Consolidated or Consolidating Banks") shall be consolidated under the charter of FANB.

    1.2 The name of the consolidated bank (the "New Bank") shall continue to be First American National Bank.

    1.3 The consolidation shall be effective as of 12:01 a.m., Arizona time, on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the consolidation (the "Effective Date").

    1.4 The business of the New Bank shall be that of a national banking association and shall be conducted at the main office of the New Bank, which shall be located at 2990 North Dobson Road, Chandler, AZ 85224, and at its legally established branches.

    1.5 As of the Effective Date, the Articles of Association of the New Bank shall read in their entirety as set forth in Appendix A attached hereto, and the New Bank shall be authorized under such Articles of Association to issue 113,596 shares of common stock, par value $2.50 per share.


                                   SECTION 2

As of the Effective Date:

    2.1 The corporate existence of Norwest Bank and FANB shall be consolidated, and the New Bank shall be deemed to be the same corporation as each of the Consolidating Banks.

    2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the New Bank by virtue of the consolidation without any deed or other transfer. The New Bank, upon the consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of consolidation.

    2.3 The New Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

    2.4 The amount of capital stock of the New Bank shall be $283,990, divided into 113,596 shares of common stock, each of $2.50 par value, and at the time the consolidation shall become effective, the New Bank shall have a surplus of $_________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, and the payment of dividends, if any, between December 31, 1994 and the Effective Date.


                                   SECTION 3

    3.1 Subject to the provisions of 12 USC (S) 215 regarding rights of dissenting shareholders, the shares of common stock of the Consolidating Banks issued and outstanding immediately prior to the Effective Date shall, as of the Effective Date, by virtue of the consolidation and without any action on the part of the holder or holders thereof, be converted as follows:

    (a) Each share of FANB Common Stock outstanding immediately prior to the time of consolidation and owned by a shareholder other than Company shall at the time of consolidation, by virtue of the consolidation and without any action on the part of the holder or holders thereof, be converted into a number of shares of common stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock") determined by dividing 193,000 by the number of shares of FANB Common Stock immediately prior to the Effective Time of the Consolidation.

    (b) As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of FANB Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the New Bank (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of FANB Common Stock shall not be transferable on the books of the New Bank but shall be deemed (except for the payment of dividends as provided below)
     to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of FANB Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the New Bank or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of consolidation and the date of such exchange.

     (c) If between the date of the Reorganization Agreement and the Effective Time of the Merger (as defined in the Reorganization Agreement), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization , split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of FANB Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of FANB Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of FANB Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of Effective Time of the Merger.

     (d) No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

     (e) The presently outstanding 1,000 shares of Norwest Bank Common Stock shall be deemed canceled and exchanged for cash in the amount of $120,000. Shares of Norwest Bank Common Stock thereafter surrendered to the New Bank shall be canceled and no further transfer or registering of Norwest Bank Common Stock shall occur after the Effective Date.

     3.2 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of FANB Common Stock or Norwest

Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.


                                   SECTION 4

     4.1 The by-laws of FANB as they exist at the Effective Date shall continue in full force as the by-laws of the New Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.2 As of the Effective Date, the following named persons shall serve as the Board of Directors of the New Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

     _____________________             __________________________
     _____________________             __________________________
     _____________________             __________________________
     _____________________             __________________________

     4.3 The officers of FANB holding office at the Effective Date shall continue as the officers of the New Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

     4.4 From and after the Effective Date, the Articles of Association of the Association shall read in their entirety as set forth in Appendix A attached hereto and made a part hereof.


                                   SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of FANB and Norwest Bank, respectively, for approval at meetings to be called and held in accordance with the articles of incorporation of FANB and the articles of association of Norwest Bank and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.


                                   SECTION 6

     6.1 The consolidation shall be subject to and conditioned upon the following:

     (a) approval of this Consolidation Agreement by the shareholders of FANB and Norwest Bank as required by law;

     (b) approval of the consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the consolidation; and

     (c) consummation of the merger of a wholly owned subsidiary of Norwest into Company as defined in and contemplated by the Reorganization Agreement.

     6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of FANB or Norwest Bank, by written notice from the party so electing to the other, or the consummation of the consolidation may be postponed for such period, and subject to such further rights of FANB and Norwest Bank, or either of them, to terminate this Consolidation Agreement as FANB and Norwest Bank may agree in writing:

     (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the consolidation would be inadvisable in the opinion of said Boards; or

     (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.


                                   SECTION 7

     7.1 FANB and Norwest Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of FANB, no such amendment shall affect the rights of such shareholders of FANB in a manner which is materially adverse to such shareholders.

     7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, FANB and Norwest Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof.


(SEAL)                                 FIRST AMERICAN NATIONAL BANK

ATTEST:
                                       By:
                                          -----------------------------
                                       Its:
- --------------------------------          -----------------------------
         Secretary




                                       NORWEST INTERIM BANK
(NO SEAL)                              CHANDLER, NATIONAL
                                       ASSOCIATION

ATTEST:
                                       By:
                                          -----------------------------
                                       Its:
- --------------------------------          -----------------------------
         Secretary

STATE OF ARIZONA           )
                           ) ss
COUNTY OF ________________ )




     On this _____ day of __________, 1994, before me, a Notary Public for the State and County aforesaid, personally came ____________________ , as President, and ____________________, as Secretary, of FIRST AMERICAN NATIONAL BANK, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

     WITNESS my official seal and signature this day and year aforesaid.


                                       ----------------------------------------
(Seal of Notary)                       Notary Public, __________________ County
                                       My Commission Expires __________________

STATE OF ARIZONA           )
                           ) ss
COUNTY OF ________________ )




     On this _____ day of __________, 1994, before me, a Notary Public for the State and County aforesaid, personally came ____________________ , as President and ____________________, as Secretary, of NORWEST INTERIM BANK CHANDLER, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

     WITNESS my official seal and signature this day and year aforesaid.


                                       ----------------------------------------
(Seal of Notary)                       Notary Public, __________________ County
                                       My Commission Expires __________________

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of First American National Bank, a national banking association ("FANB").

     Pursuant to an Agreement and Plan of Reorganization, dated as of November 18, 1994, (the "Reorganization Agreement"), between FANB and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will consolidate with and into FANB (the "Consolidation") and as a result, I will receive in exchange for each share of Common Stock, par value $2.50 per share, of FANB ("FANB Common Stock") owned by me immediately prior to the Effective Time of the Consolidation (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of FANB Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Consolidation.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Consolidation (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Consolidation until such time as financial results covering at least 30 days of post-Consolidation combined operations of FANB and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Consolidation with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such

     Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Consolidation combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for FANB.

                                    Sincerely,

                                    _________________________

                                  APPENDIX B

                              UNITED STATES CODE

                             TITLE 12, SECTION 215

                                   * * * * *


(B)  LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING
     SHAREHOLDERS

   The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

   The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

   If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                  APPENDIX C

                             BANKING CIRCULAR 259

                                                                BANKING ISSUANCE
- --------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
- --------------------------------------------------------------------------------

Type:  Banking Circular                      Subject:  Stock Appraisals
- --------------------------------------------------------------------------------

TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and
     Examining Personnel

PURPOSE
- -------

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
- ----------

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

- --------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED
- -------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE
- ------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

INVESTMENT VALUE
- ----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE
- -------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION
- -----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
- -----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
- ----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
- -----------------

                 OCC                               AVERAGE PRICE/
APPRAISAL     APPRAISAL        PRICE      BOOK     EARNINGS RATIO
DATE*           VALUE         OFFERED     VALUE    OF PEER GROUP
1/1/85          107.25          110.00    178.29        5.3
1/2/85           73.16              NA     66.35        6.8
1/15/85          53.41           60.00     83.95        4.8
1/31/85          22.72           20.00     38.49        5.4
2/1/85           30.63           24.00     34.08        5.7
2/25/85          27.74           27.55     41.62        5.9
4/30/85          25.98           35.00     42.21        4.5
7/30/85       3,153.10        2,640.00  6,063.66         NC
9/1/85           17.23           21.00     21.84        4.7
11/22/85        316.74          338.75    519.89        5.0
11/22/85         30.28              NA     34.42        5.9
12/16/85         66.29           77.00     89.64        5.6
12/27/85         60.85           57.00    119.36        5.3
12/31/85         61.77              NA     73.56        5.9
12/31/85         75.79           40.00     58.74       12.1
1/12/86          19.93              NA     26.37        7.0
3/14/86          59.02          200.00    132.20        3.1
4/21/86          40.44           35.00     43.54        6.4
5/2/86           15.50           16.50     23.69        5.0
7/3/86          405.74              NA    612.82        3.9
7/31/86         297.34          600.00    650.63        4.4
8/22/86         103.53          106.67    136.23         NC
12/26/86         16.66              NA     43.57        4.0
12/31/86         53.39           95.58     69.66        7.1
5/1/87          186.42              NA    360.05        5.1
6/11/87          50.46           70.00     92.35        4.5
6/11/87          38.53           55.00     77.75        4.5
7/31/87          13.10              NA     20.04        6.7
8/26/87          55.92           57.52     70.88         NC
8/31/87          19.55           23.75     30.64        5.0
8/31/87          10.98              NA     17.01        4.2
10/6/87          56.48           60.00     73.11        5.6
3/15/88         297.63              NA    414.95        6.1
6/2/88           27.26              NA     28.45        5.4
6/30/88         137.78              NA    215.36        6.0
8/30/88         768.62          677.00  1,090.55       10.7
3/31/89         773.62              NA    557.30        7.9
5/26/89         136.47          180.00    250.42        4.5
5/29/90           9.87              NA     11.04        9.9

- ----------------------------------------------------------------------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available
NC - Not Computed

- ------------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/  Frank McGuire
- -------------------------------------------
     Frank McGuire
     Acting Corporate Policy and Economic Analysis

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers
          -----------------------------------------

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of Norwest's Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules
          ------------------------------------------

Exhibits:   Parenthetical references to exhibits in the description of Exhibits
- ---------   3.1, 3.1.1, 3.1.2, and 3.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1 -- Agreement and Plan of Reorganization, dated as of November 21, 1994, between First American National Bank and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

  2.2 -- Form of Agreement and Plan of Consolidation between Norwest Interim Bank Chandler, N.A. and First American National Bank (included in Proxy Statement-Prospectus as part of Appendix A).

  3.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993).

  3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.2 -- By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

  4     --  Rights Agreement, dated as of November 22, 1988, between Norwest
            Corporation and Citibank, N.A. (incorporated by reference to Exhibit
            1 to Norwest's Form 8-A dated December 6, 1988).

  4.1 -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

  4.2 -- Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  5     --  Opinion of Stanley S. Stroup, counsel to Norwest.

  8     --  Form of Opinion of Frazer, Ryan, Goldberg & Hunter, L.L.P.

 23.1   --  Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2   --  Consent of Frazer, Ryan, Goldberg & Hunter, L.L.P.

 23.3   --  Consent of KPMG Peat Marwick LLP.

 23.4   --  Consent of McGladrey & Pullen, LLP.

 24     --  Powers of Attorney.

 99     --  Form of proxy for Special Meeting of Shareholders of First American
            National Bank

Item 22.  Undertakings
          ------------

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period, in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 25th day of April, 1995.

                                NORWEST CORPORATION

                                By:  /s/ Richard M. Kovacevich
                                     ----------------------------------
                                         Richard M. Kovacevich
                                         President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on the 25th day of April, 1995, by the following persons in the capacities indicated:

/s/  Richard M. Kovacevich               President and Chief Executive Officer
- -------------------------------          (Principal Executive Officer)
     Richard M. Kovacevich


/s/  John T. Thornton                    Executive Vice President and Chief
- -------------------------------           Financial Officer
     John T. Thornton                    (Principal Financial Officer)


/s/  Michael A. Graf                     Senior Vice President and Controller
- -------------------------------          (Principal Accounting Officer)
     Michael A. Graf

DAVID A. CHRISTENSEN  )
GERALD J. FORD        )
PIERSON M. GRIEVE     )
CHARLES M. HARPER     )
N. BERNE HART         )
WILLIAM A. HODDER     )
LLOYD P. JOHNSON      )                       A majority of the
REATHA CLARK KING     )                      Board of Directors*
RICHARD M. KOVACEVICH )
RICHARD S. LEVITT     )
RICHARD D. McCORMICK  )
CYNTHIA H. MILLIGAN   )
JOHN E. PEARSON       )
IAN M. ROLLAND        )
STEPHEN E. WATSON     )
MICHAEL W. WRIGHT     )

- ---------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   ----------------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                            Form of
Number                      Description*                            Filing
- ------                      ------------                            ------


 2.1 Agreement and Plan of Reorganization, dated as of November 21, 1994, between First American National
       Bank and Norwest Corporation (included in Proxy
       Statement-Prospectus as Appendix A).

 2.2   Form of Agreement and Plan of Consolidation between
       Norwest Interim Bank Chandler, N.A. and First American
       National Bank (included in Proxy Statement-Prospectus as part of Appendix A).

 3.1   Restated Certificate of Incorporation, as amended
       (incorporated by reference to Exhibit 3(b) to Norwest's
       Current Report on Form 8-K dated June 28, 1993).

 3.1.1 Certificate of Designations of Powers, Preferences, and
       Rights of Norwest ESOP Cumulative Convertible Preferred
       Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2 Certificate of Designations of Powers, Preferences, and
       Rights of Norwest Cumulative Tracking Preferred Stock
       (incorporated by reference to Exhibit 3 to Norwest's
       Current Report on Form 8-K dated January 9, 1995).

 3.2 By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

 4     Rights Agreement, dated as of November 22, 1988, between
       Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated
       December 6, 1988).

 4.1   Certificate of Adjustment, dated July 21, 1989, to
       Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

 4.2   Certificate of Adjustment, dated June 28, 1993, to
       Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

 5     Opinion of Stanley S. Stroup, counsel to Norwest.            Electronic
                                                                   Transmission


Exhibit                                                               Form of
Number                        Description*                             Filing
- ------                        ------------                             ------


 8     Form of Opinion of Frazer, Ryan, Goldberg & Hunter, L.L.P.    Electronic
                                                                    Transmission

23.1 Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

23.2   Consent of Frazer, Ryan, Goldberg & Hunter, L.L.P.            Electronic
                                                                    Transmission

23.3   Consent of KPMG Peat Marwick LLP.                             Electronic
                                                                    Transmission

23.4   Consent of McGladrey & Pullen, LLP.                           Electronic
                                                                    Transmission

24     Powers of Attorney.                                           Electronic
                                                                    Transmission

99     Form of proxy for Special Meeting of Shareholders of          Electronic
       First American National Bank.                                Transmission

________________________

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, and 3.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.